Exhibit 10.59

Service Agreement No. 40
under El Paso Electric Company FERC Electric Tariff
Original Volume No. 1

Interconnection Agreement between El Paso Electric Company,
Public Service Company of New Mexico,
Texas-New Mexico Power Company, and Duke Energy Luna, LLC

Effective Date: December 26, 2001

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EXHIBIT B

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
ARTICLE II TERM		9
2.1	Effectiveness of this Agreement	9
2.2	FERC Filing	9
2.3	Term	10
2.4	Material Adverse Change	10
2.5	Survival	10
ARTICLE III CONTINUING OBLIGATIONS AND RESPONSIBILITIES		10
3.1	Interconnection Service Provided	10
3.2	Scope of Interconnection Service	10
3.3	Services Outside Scope of Agreement	11
3.4	No Guarantees; Release	12
3.5	Reporting Requirements	12
3.6	Third Party Activity	12
3.7	Compliance with Utilities' OATTs and FERC Orders No. 888 and No. 889	13
ARTICLE IV OPERATING COMMITTEE		13
4.1	Operating Committee	13
4.2	Responsibilities of the Operating Committee	13
4.3	Effectiveness of Operating Committee Determinations	13
ARTICLE V FACILITY INTERCONNECTION		13
5.1	Establishment of Interconnection	14
5.2	Necessary Easements, Permits, Licenses, Etc	14
5.3	Design and Construction of Generator's Interconnection Facilities	14
5.4	Design and Construction of Luna Interconnection Facilities and Interconnection System Upgrades	15
5.5	Subcontractors	17
5.6	Rights of Access	17
5.7	Completion of Construction	18
5.8	Timely Completion	18
5.9	Environmental Compliance and Procedures	19
5.10	Generator Modeling Data	19

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5.11	Equipment Requirements	19
5.12	Required Diagrams	19
5.13	Required Personnel Information	20
5.14	Use of Interconnected Facilities by Third Parties	20
5.15	Facility Modifications	21
5.16	Generator's Connection at Luna Substation	22
ARTICLE VI ACCEPTANCE AND PERFORMANCE TESTING AND COMPLIANCE MONITORING		23
6.1	Responsibility for Testing	23
6.2	Responsibility for Modifications Following Testing	24
6.3	Documentation of Results to the Project Manager or the Operating Agent	24
6.4	Facility Certification	24
6.5	Transmission Service During Testing	24
6.6	Luna Substation Owners Inspection Rights	24
6.7	Generator Inspection Rights	25
6.8	Luna Substation Owners Reviews, Inspections, and Approvals	25
ARTICLE VII INTERCONNECTION FACILITY COSTS AND BILLING		25
7.1	Interconnection Construction Completion and Cost	25
7.2	Invoices and Payments	26
7.3	Adjustments	28
7.4	Payment Not a Waiver	28
7.5	Income Taxes	28
ARTICLE VIII OPERATIONS		29
8.1	General	29
8.2	Obligations of Utilities and Operating Agent	29
8.3	Obligations of Generator	29
8.4	Reliability Criteria	30
8.5	Quality of Power	30
8.6	Protection and System Quality	31
8.7	Adjustments	32
8.8	Interconnected Operation Services	32
8.9	Switching and Tagging Procedures	32

8.10	General Orders	33
8.11	Generation Alert	33
ARTICLE IX RELIABILITY MANAGEMENT SYSTEM		33
9.1	Purpose	33
9.2	Compliance	33
9.3	Participant Status	33
9.4	Payment of Sanctions	34
9.5	Transfer of Control or Sale of Facility	34
9.6	Failure to Comply with RMS	34
9.7	Publication	34
9.8	Third Parties	34
9.9	Reserved Rights	35
9.10	Termination	35
9.11	Mutual Agreement	35
9.12	Severability	35
ARTICLE X REACTIVE POWER		35
10.1	Obligation to Supply Reactive Power	35
10.2	Compensation	35
10.3	Reactive Power Standards	36
10.4	Failure to Supply Reactive Power	36
ARTICLE XI OUTAGES, INTERRUPTIONS, AND DISCONNECTIONS		36
11.1	Outage Scheduling	36
11.2	Scheduled Maintenance and Coordination	37
11.3	Other Maintenance and Coordination	37
11.4	Unplanned Outages	37
11.5	Disconnection	37
11.6	Continuity of Service	38
ARTICLE XII EMERGENCY AND ABNORMAL CONDITION PROCEDURES		38
12.1	Emergency	38
12.2	Notice of Emergency	39
12.3	Immediate Action	39
12.4	Disconnection of Facility in Event of Potential Emergency	40

12.5	Audit Rights	40
12.6	Abnormal Conditions	40
ARTICLE XIII MAINTENANCE		41
13.1	The Operating Agent Obligations	41
13.2	Generator Obligations	41
13.3	Maintenance Expenses	41
13.4	Coordination	41
13.5	Observation of Deficiencies	42
13.6	Review of Maintenance Records	42
ARTICLE XIV METERING		42
14.1	General	42
14.2	Testing	42
14.3	Data Metered	43
14.4	Data Available Upon Request	43
14.5	Costs	43
ARTICLE XV SAFETY		43
15.1	General	43
15.2	Environmental Releases	43
15.3	Other Environmental Impact	43
ARTICLE XVI COMMUNICATIONS		44
16.1	Equipment	44
16.2	Remote Terminal Unit	44
ARTICLE XVII INFORMATION REPORTING		44
17.1	General	44
17.2	Compliance Monitoring Reporting	44
17.3	Regulatory Agency Reporting	44
17.4	Penalties	45
ARTICLE XVIII DOCUMENTATION		45
18.1	General	45
18.2	Drawings	45
ARTICLE XIX FORCE MAJEURE		45
19.1	Definition	45

19.2	Performance Excused	46

19.3	Labor Issues	46

19.4	Payment Not Excused	46

ARTICLE XX INDEMNIFICATION		46

20.1	INTERCONNECTION INDEMNITY	46

20.2	RECIPROCAL INDEMNITY	47

20.3	DAMAGE DISCLAIMER	47

20.4	Indemnities Reformed	47

20.5	Indemnification Procedures	48

20.6	Additional Indemnification Provisions	48

20.7	Survival	48

ARTICLE XXI INSURANCE		48

21.1	Generator	48

21.2	Owners	49

21.3	Notice of Cancellation	49

21.4	Self-Insurance	49

ARTICLE XXII DEFAULT		50

22.1	General	50

22.2	Events Constituting Breach	50

22.3	Notice by Breaching Party	51

22.4	Cure and Default	51

22.5	Continued Operations	51

22.6	Upon Default	51

22.7	Generator's Default in Payment for Equipment	52

ARTICLE XXIII TERMINATION		52

23.1	Expiration of Term	52

23.2	Termination in the Event of Default	52

23.3	Survival	52

23.4	Disconnection and Disposition of Facilities Upon Termination	52

ARTICLE XXIV CREDITWORTHINESS		53

ARTICLE XXV RELATIONSHIP OF THE PARTIES		53

25.1	General	53

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25.2	Luna Substation Owners	53

ARTICLE XXVI REPRESENTATIONS AND WARRANTIES		53

26.1	Representations of EPE	53

26.2	Representations of PNM	54

26.3	Representations of TNMP	55

26.4	Representations of Generator	56

26.5	Representations of Each Party	57

ARTICLE XXVII ASSIGNMENT		57

27.1	General	57

27.2	EPE	57

27.3	PNM	57

27.4	TNMP	57

27.5	Generator	58

27.6	No Relief in Event of Assignment	58

ARTICLE XXVIII CONFIDENTIALITY		58

28.1	General	58

28.2	Scope	58

28.3	Rights in Confidential Information	58

28.4	Standard of Care	59

28.5	Required Disclosures	59

28.6	Possession of Confidential Information at Termination of Agreement	59

28.7	Remedies Regarding Confidentiality	59

ARTICLE XXIX DISPUTE RESOLUTION		59

29.1	Dispute Resolution by Operating Committee	59

29.2	Dispute Resolution by Senior Management	59

29.3	Arbitration	60

29.4	FERC Jurisdiction Over Certain Disputes	61

29.5	Continued Performance	62

ARTICLE XXX MISCELLANEOUS		62

30.1	Partial Invalidity	62

30.2	Successors Included	62

30.3	Applicable Laws and Regulations	62

30.4	Choice of Law and Jurisdiction	62

30.5	Entire Agreement	62

30.6	Counterparts to this Agreement	62

30.7	Amendments	62

30.8	Amendments Included	63

30.9	Notices	63

30.10	Waivers	64

30.11	No Third Party Beneficiaries	65

30.12	Further Assurances	65

30.13	Headings	65

30.14	Articles	65

30.15	Number, Gender, and Inclusion	65

30.16	Good Utility Practice	65

30.17	Succession Upon Membership in an RTO	65

30.18	Notification of Change of Operating Agent	65

INTERCONNECTION AGREEMENT

This Interconnection Agreement (as defined below, “Agreement”) is made and entered into as of this 21st day of December, 2001, by and between El Paso Electric Company (“EPE”), a corporation organized under the laws of the State of Texas; Public Service Company of New Mexico (“PNM”), a corporation organized under the laws of the State of New Mexico; Texas-New Mexico Power Company (“TNMP”), a corporation organized under the laws of the State of Texas; and Duke Energy Luna, LLC (“Generator”), a limited liability company organized under the laws of the State of Delaware.

W I T N E S S E T H

WHEREAS, EPE is engaged in the transmission and distribution of electric energy in the States of New Mexico and Texas;

WHEREAS, PNM is engaged in the transmission and distribution of electric energy in the State of New Mexico;

WHEREAS, TNMP is engaged in the transmission and distribution of electric energy in the States of Texas and New Mexico;

WHEREAS, EPE, PNM and TNMP own the Southwest New Mexico Transmission Project;

WHEREAS, EPE, PNM and TNMP own the Luna Substation located near Deming, New Mexico;

WHEREAS, Generator will own and operate an electric generating facility (as defined below, “Facility”) located near Deming, New Mexico;

WHEREAS, the Facility is located adjacent to the Luna Substation;

WHEREAS, Generator seeks to interconnect with the Southwest New Mexico Transmission Project at the Luna Substation;

WHEREAS, this Agreement does not provide for transmission, distribution or ancillary services and separate arrangements are required for such services; and

WHEREAS, EPE, PNM, TNMP, and Generator have agreed to execute an interconnection agreement to interconnect the Facility with the Southwest New Mexico Transmission Project at the Luna Substation.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings.

1.1  “Abnormal Condition” means any condition at the Facility, on the Interconnected Facilities, at the Luna Substation, on any of the Utilities’ Transmission Systems, or on the transmission system of other utilities which is outside normal operating parameters such that facilities are operating outside their normal ratings or reasonable operating limits have been exceeded but which has not resulted in an Emergency, including high or low deviations in: voltage, frequency, power flow, equipment temperature, equipment pressures, and other equipment and operating parameters.

1.2  “Affiliate” means, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

1.3  “Agents” means the officers, directors, shareholders, employees or agents acting on behalf of a Party or group of Parties.

1.4  “Agreement” means this Interconnection Agreement between EPE, PNM, TNMP and Generator, including attachments, exhibits, and appendices.

1.5  “Applicable Laws and Regulations” means all applicable federal, state and local laws, codes, ordinances, rules and regulations, and all duly promulgated orders and other duly authorized actions, as amended from time to time, and whether now existing or hereafter enacted, promulgated, entered or otherwise arising, of any Governmental Authority having jurisdiction over the Parties and/or their respective facilities.

1.6  “Bankruptcy Laws” shall have the meaning set forth in Article 22.2(c).

1.7  “Breaching Party” shall have the meaning set forth in Article 22.2.

1.8  “Business Day” means any day on which the Federal Reserve member banks are open for business. A Business Day shall commence at 8:00 a.m. and close at 5:00 p.m., local time, at the location of the relevant Party’s principal place of business, or at such other location as the context may require. The relevant Party, in each instance unless otherwise specified, shall be the Party to which the notice, payment, or delivery is being sent and by which the notice, payment, or delivery is being received.

1.9  “Commercial Operation Date” means the first day on which the Facility generates electric energy, other than test energy, for sale.

1.10  “Commercially Reasonable Efforts” means efforts by a Party to perform the particular obligation under this Agreement using skills, time and funds which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for such Party to satisfy such obligation under this Agreement.

1.11  “Confidential Information” means any confidential, proprietary, or trade secret information associated with a plan, specification, pattern, procedure, design, device, list, concept, policy, or compilation relating to the present or planned business of a Party (including all information relating to a Party’s technology, research and development, business affairs and pricing), which is designated as “Confidential” by the Party supplying the information, whether conveyed orally, in writing, electronically, through inspection, or otherwise prior to or after the Effective Date. Any Confidential Information designated as such by a Party that is conveyed in writing or electronically must clearly be designated or marked as confidential on the face of the document or electronic transmission. To the extent that the Confidential Information is designated as such by a Party orally or through inspection, the Party providing such information must inform the Party receiving such information that it is Confidential Information.

1.12  “Custodian” shall have the meaning set forth in Article 22.2(c).

1.13  “Due Diligence” means the exercise of good faith efforts to perform a required act on a timely basis and in accordance with Good Utility Practice using the necessary technical resources and personnel.

1.14  “Effective Date” means the date set forth in Article 2.1 of this Agreement.

1.15  “Emergency” means (a) a condition or situation which, in the judgment of the Operating Agent, requires immediate manual or automatic action to prevent (i) endangerment of life or property, or (ii) uncontrolled loss of firm load, equipment damage, or tripping of system elements that could adversely affect the reliability of the Luna Substation, the SWNMT, any of the Utilities’ Transmission Systems or the transmission systems of others to which a Utility’s Transmission System is directly or indirectly connected, and which requires that the output of the Facility be adjusted to help avoid or mitigate such condition or situation, and/or (b) a condition or situation which Generator deems imminently likely to (i) endanger life or property, or (ii) adversely affect or impair the reliability of the Facility.

1.16  “Environmental Laws” means federal, state, and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders (and any amendments thereto) relating to pollution or protection of the environment, archaeological or natural resources, or human health and safety, including laws relating to exposures, Releases or threatened Releases of Hazardous Substances (including Releases or threatened Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, or handling of Hazardous Substances.

1.17  “EPE” shall have the meaning set forth in the first paragraph of this Agreement.

1.18  “EPE OATT” means EPE’s Open Access Transmission Tariff filed with FERC in accordance with FERC’s Order No. 888, and any successor transmission service tariff thereto, including any such successor tariff of a Regional Transmission Organization to which EPE transfers operating authority over the EPE Transmission System.

1.19  “EPE Transmission System” means all of the facilities owned by EPE that are made available for the purpose of providing transmission service under the EPE OATT.

1.20  “Facility” means Generator’s electric generating facility with a nominal rating of approximately 600 MW located near Deming, New Mexico, together with the other property, facilities, and equipment owned and/or operated by Generator up to and including the high-side breakers and switches connected to the generator step-up transformers.

1.21  “Federal Power Act” means the Federal Power Act, 16 U.S.C. § 791a et seq., as amended from time to time.

1.22  “FERC” means the Federal Energy Regulatory Commission, or any successor federal agency.

1.23  “General Orders” means the set of standard operating procedures, as modified from time to time, by which the Operating Agent operates the transmission system and which are applicable to generating facilities connected to that transmission system, including, at the Effective Date, the Facility.

1.24  “Generator” shall have the meaning set forth in the first paragraph of this Agreement.

1.25  “Generator’s Interconnection Facilities” means all equipment and other facilities owned, operated and maintained by Generator, from the high-side breakers and switches connected to the generator step-up transformers to the change in ownership point indicated on Appendix D, including any modifications, additions, or upgrades made to such facilities, which, in conjunction with the Luna Interconnection Facilities, are necessary to connect the Facility to the Southwest New Mexico Transmission Project at the Luna Substation.

1.26  “Good Utility Practice” means any of the practices, methods, and acts required, approved, or engaged in by the WSCC, NERC, RTO (if applicable) or a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act; rather, it is intended to be a spectrum of practices, methods, and acts generally accepted by the electric utility industry in the WSCC region. Good Utility Practice shall include compliance with Applicable Laws and Regulations.

1.27  “Governmental Authority” means any entity with proper jurisdiction or authority over the Parties and/or their respective facilities, including (i) a federal, tribal, state, local or municipal governmental body; (ii) a governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; and (iii) a court or governmental tribunal.

1.28  “Governor Droop” means the governor response characteristic (speed versus output characteristic) defining the decrease in frequency needed to cause generator output to go from no load to full load.

1.29  “Hazardous Substances” means (a) any petrochemical or petroleum products, oil, coal ash, radioactive materials, radon gas, asbestos in any form that is or could be friable, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid that may contain polychlorinated biphenyls; (b) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material, or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

1.30  “Interconnected Facilities” means the Luna Interconnection Facilities and Generator’s Interconnection Facilities.

1.31  “Interconnection Point” means the point at which the Facility is connected to the Luna Substation as indicated on Appendix D.

1.32  “Interconnection Service” means the service provided by EPE, PNM and TNMP to interconnect the Facility with the Southwest New Mexico Transmission Project at the Luna Substation. Interconnection Service does not mean or include transmission service, ancillary services, losses, or any service other than interconnection available under the EPE OATT, PNM OATT or TNMP OATT.

1.33  “Interconnection Studies” means the studies performed by or on behalf of the Luna Substation Owners pursuant to an interconnection request by Generator which have determined the design, specifications and cost estimate for the Interconnected Facilities and any Interconnection System Upgrades required to accommodate the interconnection of the Facility.

1.34  “Interconnection System Upgrades” means the necessary upgrades, if any, to the EPE Transmission System, the PNM Transmission System and/or the TNMP Transmission System that would not have been required but for the interconnection of the Facility to the Southwest New Mexico Transmission Project at the Luna Substation and identified in Appendix B.

1.35  “Interest Rate” means the prime interest rate for currency as published from time to time under “Money Rates” by The Wall Street Journal, or its successor (or, if no longer so published, any substitute mutually agreeable to the Parties), as of the payment due date and/or default date, plus two (2) percent; provided, however, that in no event shall the

Interest Rate exceed the maximum interest rate permitted by Applicable Laws and Regulations.

1.36  “Luna Interconnection Facilities” means all equipment and other facilities owned by EPE, PNM and/or TNMP, either individually or collectively, and maintained by the Operating Agent, from the change in ownership point indicated in Appendix D to the existing Luna Substation facilities, including any modifications, additions, or upgrades made to such facilities, which, in conjunction with the Generator’s Interconnection Facilities, are necessary to connect the Facility to the Southwest New Mexico Transmission Project at the Luna Substation.

1.37 “Luna Substation” means the 345 kV substation owned by EPE, PNM and TNMP located near Deming, New Mexico as depicted in Appendix D. Certain facilities at the Luna Substation are part of the SWNMT. The remaining facilities are owned by EPE, PNM and TNMP separately from the SWNMT.

1.38  “Luna Substation Owners” means EPE, PNM and TNMP, in their capacity as owners of the Luna Substation, or their respective successors and permitted assignees.

1.39  “Metering Equipment” means all metering equipment to be installed at the Facility and at or near the Interconnection Point. Metering Equipment is identified in Appendices A, B and D.

1.40  “NERC” means the North American Electric Reliability Council, or any successor organization.

1.41  “Non-Breaching Party” shall have the meaning set forth in Article 22.2(g).

1.42  “Operating Agent” shall mean the Utility that operates the Luna Substation and, as a result, the Luna Interconnection Facilities, pursuant to the letter agreement entitled “Transfer of Operating Agent for SWNMT”, dated September 6, 1995 between EPE, PNM and TNMP. On the Effective Date of this Agreement, EPE is the Operating Agent for the Luna Substation and the Luna Interconnection Facilities.

1.43  “Operating Committee” shall have the meaning set forth in Article 4.1.

1.44  “Operation Date” means the day upon which the Interconnected Facilities and Facility have been completed to the Project Manager’s and Generator’s mutual satisfaction and energized in parallel operation as confirmed in a written notice provided by the Project Manager to Generator.

1.45  “Participant” has the meaning as stated in Article 9.3.

1.46  “Parties” means EPE (including in its capacities as Project Manager and Operating Agent), PNM, TNMP, and Generator or the successor or permitted assignee of the rights and obligations of any of the foregoing under this Agreement. “Party” means one of the Parties.

1.47  “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or a government or any political subdivision or agency thereof.

1.48  “PNM” shall have the meaning set forth in the first paragraph of this Agreement.

1.49  “PNM OATT” means PNM’s Open Access Transmission Tariff filed with FERC in accordance with FERC’s Order No. 888, and any successor transmission service tariff thereto, including any such successor tariff of a Regional Transmission Organization to which PNM transfers operating authority over the PNM Transmission System.

1.50  “PNM Transmission System” means all of the facilities owned by PNM that are made available for the purpose of providing transmission service under the PNM OATT.

1.51  “Power System Stabilizer (PSS)” means a control system applied at a generator that monitors variables such as current, voltage and shaft speed and sends the appropriate control signals to the voltage regulator to damp system oscillations.

1.52  “Project Manager” means the Party responsible for the design and construction of the Luna Interconnection Facilities. On the Effective Date of this Agreement, EPE is the Project Manager.

1.53  “Protective Equipment” means such protective relay systems, locks and seals, breakers, automatic synchronizers, associated communication equipment and other control schemes and protective apparatus as is reasonably necessary under Good Utility Practice and technical standards of the Luna Substation Owners for the operation of the Facility in parallel with the transmission system and to permit the facilities of EPE, PNM, TNMP and the Facility to operate reliably and safely.

1.54  “Regional Transmission Organization” or “RTO” means an entity approved by FERC to assume responsibility for providing electric transmission services and certain operational functions in a specific region in accordance with FERC Order No. 2000.

1.55  “Release” means any release, spill, leak, discharge, disposal, pumping, pouring, emission, emptying, injection, leaching, dumping, escape into or through the environment of any Hazardous Substance.

1.56  “Reliability Management System” or “RMS” means the contractual reliability management program implemented through the WSCC Reliability Criteria Agreement, Article IX of this Agreement, and any similar contractual arrangement(s).

1.57  “Security Coordinator” means the entity authorized by WSCC to have the final authority to direct electric system operations to prevent or remedy problems or disturbances that have regional impacts.

1.58  “SOCC” means System OPerations Control Center.

1.59  “Southwest New Mexico Transmission Project” or “SWNMT” means the transmission lines and associated facilities constructed and operated by the SWNMT Participants in accordance with the SWNMT Project Participation Agreement.

1.60  “SWNMT Participants” means EPE, PNM, and TNMP in their capacity as participants in SWNMT.

1.61  “SWNMT Project Participation Agreement” means the Southwest New Mexico Transmission Project Participation Agreement, dated April 11, 1977, by and between EPE, PNM and Community Public Service Company (predecessor to TNMP).

1.62  “Termination Costs” means the costs incurred by or on behalf of any of the Luna Substation Owners or any of the Utilities, upon termination of this Agreement in accordance with Article 23.4 in taking one or more of the following actions: (a) returning, or canceling pending orders made by the Project Manager or PNM or TNMP (in the case of the Luna Interconnection Facilities) or any of the Utilities (in the case of an Interconnection System Upgrade) for equipment or facilities required for the interconnection contemplated by this Agreement; (b) removing any portion of the Luna Interconnection Facilities or Interconnection System Upgrades; and (c) performing such work as may be necessary to ensure the safety of persons and property and to preserve the integrity of the Southwest New Mexico Transmission Project and any of the Utilities’ Transmission Systems.

1.63  “TNMP” shall have the meaning set forth in the first paragraph of this Agreement.

1.64  “TNMP OATT” means TNMP’s Open Access Transmission Tariff filed with FERC in accordance with FERC’s Order No. 888, and any successor transmission service tariff thereto, including any such successor tariff of a Regional Transmission Organization to which TNMP transfers operating authority over the TNMP Transmission System.

1.65  “TNMP Transmission System” means all of the facilities owned by TNMP that are made available for the purpose of providing transmission service under the TNMP OATT.

1.66  “Utilities” means EPE, PNM, and TNMP in their capacity as owners and operators of their individual electric transmission systems. “Utility” means one of the Utilities.

1.67  “Utilities’ OATTs” means the EPE OATT, the PNM OATT, and the TNMP OATT.

1.68  “Utilities’ Transmission Systems” means the EPE Transmission System, the PNM Transmission System, and the TNMP Transmission System.

1.69  “WSCC” means the Western Systems Coordinating Council, or any successor organization.

1.70  “WSCC Agreement” means the Western Systems Coordinating Council Agreement dated March 20, 1967.

1.71  “WSCC Reliability Criteria Agreement” means the Western Systems Coordinating Council Reliability Criteria Agreement dated June 18, 1999, among the WSCC and certain members of WSCC.

ARTICLE II

TERM

2.1  Effectiveness of this Agreement.    This Agreement shall become effective upon execution by the Parties subject to obtaining the required regulatory authorizations, including, without limitation, acceptance by FERC under Section 205 of the Federal Power Act. Notwithstanding the foregoing, no Party shall take any action which is inconsistent with the terms of this Agreement and Applicable Laws and Regulations during the period between execution of this Agreement and acceptance by FERC or earlier termination of this Agreement.

2.2  FERC Filing.

2.2.1  Within a reasonable time after execution of this Agreement by the Parties, the Luna Substation Owners shall file this Agreement with FERC as a “Rate Schedule” within the meaning of Part 35 of FERC’s regulations and with any other Governmental Authority to the extent required by Applicable Laws and Regulations. Each of the Parties shall support this Agreement in its current form at FERC when filed. Generator shall reasonably cooperate with the Luna Substation Owners with respect to obtaining FERC approval of such FERC filing and provide any information, including testimony, reasonably required by the Luna Substation Owners to comply with the applicable FERC filing requirements.

2.2.2  Promptly upon execution by the Parties of any amendment to this Agreement, the Luna Substation Owners shall, if necessary, file such amendment with FERC and with any other Governmental Authority, to the extent required by Applicable Laws and Regulations. Each of the Parties shall support any such amendment at FERC when filed. Generator shall reasonably cooperate with the Luna Substation Owners with respect to obtaining FERC approval of such FERC filing and provide any information, including testimony, reasonably required by the Luna Substation Owners to comply with the applicable FERC filing requirements.

2.2.3  If FERC requires conditions to or modifications of any of the terms, conditions or provisions agreed to herein or in an amendment hereto and: (i) no Party notifies the other Parties in writing within fourteen (14) calendar days following receipt of FERC’s order that the notifying Party takes exception to FERC’s order, the FERC-ordered modifications and/or conditions shall become part of this Agreement as an amendment or appendix thereto; or (ii) any Party taking exception to FERC’s conditions or modifications gives the fourteen day notice to all other Parties of such exception, then the Parties shall promptly negotiate an amendment to this Agreement acceptable to FERC and providing similar benefit, rights, or effect to the Parties. Any such amendment shall be effective when accepted for filing by FERC.

Each Party reserves all of its rights under Applicable Laws and Regulations for purposes of this Article 2.2.3.

2.3  Term.    This Agreement shall continue in full force and effect until a mutually agreed termination date; provided, however, that such termination date shall be no later than the date on which the Facility permanently ceases commercial operation; and provided further that this Agreement may be terminated earlier (a) as provided for in Article 5.4.6; (b) upon a Party’s default in accordance with the provisions of Article 23.2; (c) if the required regulatory authorizations described under Article 2.2 have not been obtained by the Operation Date; or (d) by the mutual agreement of the Parties or as explicitly provided elsewhere in this Agreement. Unless no longer required by FERC, any termination of this Agreement permitted hereunder shall not take effect until the filing at FERC of a notice of termination of this Agreement which notice is accepted for filing by FERC.

2.4  Material Adverse Change.    In the event of a change in law or regulation after the Effective Date that has a material adverse effect, or may reasonably be expected to have a material adverse effect, on a Party’s ability to perform under this Agreement, the Parties shall negotiate in good faith any amendment or amendments to this Agreement necessary to adapt the terms of this Agreement to such change in law or regulation. If the Parties are unable to reach agreement on any such amendments within sixty (60) days of the commencement of their negotiations, the Parties reserve their rights under Applicable Laws and Regulations, including as provided in Article 30.7.

2.5  Survival.    The applicable provisions of this Agreement shall continue in effect after cancellation, expiration, or termination of this Agreement to provide for final billings, billing adjustments, and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect. In addition, upon termination of this Agreement, Generator shall be responsible for any Termination Costs incurred by or on behalf of the Luna Substation Owners and any of the Utilities.

ARTICLE III

CONTINUING OBLIGATIONS AND RESPONSIBILITIES

3.1  Interconnection Service Provided.    The Luna Substation Owners shall provide Generator with Interconnection Service for the Facility over the Luna Interconnection Facilities at the Interconnection Point. The Luna Substation Owners and each of the Utilities shall not provide Interconnection Service under this Agreement for any other generating units, wherever located. Any other generating units shall be covered by a separate interconnection agreement or an amendment of this Agreement as provided for in Article 3.2.3.

3.2  Scope of Interconnection Service.

3.2.1  Interconnection Service shall consist of the services necessary to allow the physical interconnection of the Facility with the Luna Substation, pursuant to the terms of this Agreement. Interconnection Service shall not include the purchase or sale of energy or ancillary services to or from the Facility beyond the Interconnection Point, or the delivery of energy or ancillary services from the Facility beyond the Interconnection Point, which services shall be provided separately under Utilities’ OATTs or under separate agreements, as applicable.

3.2.2  Generator shall be responsible for (a) making arrangements under the Utilities’ OATTs for transmission and ancillary services on the Utilities’ Transmission Systems, and under other applicable tariffs for such services on other transmission system(s), associated with the injection or delivery of the capacity and/or energy produced by the Facility beyond the Interconnection Point, which services shall not be provided under the terms of this Agreement, (b) obtaining capacity and/or energy to satisfy its Facility service or other requirements, and (c) making arrangements under applicable tariffs for transmission services, losses, and ancillary services associated with the use of the Utilities’ Transmission Systems for the injection or delivery of capacity and energy to other generating facilities owned by Generator for the purpose of supplying facility service or for any other use. Each of the Utilities makes no representations to Generator regarding the availability of transmission service on such Utility’s Transmission System, and Generator agrees that the availability of such transmission service may not be inferred or implied from this Agreement. Generator must request such transmission service in accordance with the Utilities’ OATTs.

3.2.3  In the event of an increase in the output of the Facility or other material change or modification to the configuration and/or operation of the Facility, the Parties shall negotiate appropriate revisions to this Agreement, including, as necessary, the performance by the Luna Substation Owners, and, as necessary, one or more of the Utilities, of studies to determine the effects of such increase or change, and changes to the specifications or requirements set forth in the Appendices to this Agreement, as necessary to permit the Luna Substation Owners to provide Interconnection Service to the Facility under this Agreement in a safe, secure and reliable manner.

3.3  Services Outside Scope of Agreement

3.3.1  This Agreement provides only for interconnection of the Facility with the SWNMT at the Luna Substation. Nothing in this Agreement shall be read as a request by Generator, or a commitment by any of the Utilities, to install any facilities other than those necessary to interconnect the Facility with the SWNMT at the Luna Substation.

3.3.2  This Agreement does not obligate any Party to provide, or entitle any Party to receive, any transmission or other service not expressly provided for herein. This Agreement does not provide a right to inject or transmit energy, which right shall be realized through the necessary arrangements for transmission rights and service, including upgrades required for transmission service. Each Party is responsible for making any arrangements necessary for it to receive any transmission or other service not expressly provided for herein that it may desire from any of the other Parties or any other Person. Notwithstanding any other provision of this Agreement, nothing herein shall be construed as a relinquishment or foreclosure of any rights to transmission credits to which Generator may be entitled, now or in the future, as a result of, or otherwise, associated with, the transmission capacity, if any, created by the Interconnection System Upgrades, if any.

3.3.3  This Agreement does not provide for the injection, sale or purchase of power or energy from or to the Facility. Upon Generator’s request, construction, back-up, start-up, auxiliary, station, and maintenance power required for the Facility at the Facility site shall be provided under a separate agreement or any applicable tariff.

3.4  No Guarantees; Release.    The Luna Substation Owners (which, for the purposes of this Article 3.4, shall be deemed to include the Project Manager and the Operating Agent), the SWNMT Participants, and each of the Utilities do not warrant against the occurrence of, and Generator releases the Luna Substation Owners, the SWNMT Participants, and each of the Utilities from any and all claims or damages associated with: (a) damage to the Facility resulting from electrical transients, or (b) any interruption in the availability of the Luna Interconnection Facilities, the Luna Substation, any Interconnection System Upgrades or the SWNMT, except, in the case of subpart (a) or (b), to the extent determined to be attributable to the negligence of, willful misconduct of, or default under Article XXII by the Luna Substation Owners, the SWNMT Participants or a Utility. Generator does not warrant against the occurrence of, and the Luna Substation Owners, the SWNMT Participants and each of the Utilities release Generator from any and all claims or damages associated with: (y) damage to the Luna Interconnection Facilities, the Luna Substation, any Interconnection System Upgrades, the SWNMT or Utilities’ Transmission Systems resulting from electrical transients, or (z) any interruption in the availability of Generator’s Facility, except, in the case of subpart (y) or (z), to the extent determined to be attributable to Generator’s negligence, willful misconduct or default under Article XXII.

3.5  Reporting Requirements.    Each Party shall notify the other Parties promptly when it becomes aware of its inability to comply with the terms and conditions of this Agreement, and provide a sufficient explanation of its inability to comply, including the date, duration, and reasons for its inability to comply, and corrective actions taken; provided that such notification shall not release such Party from its obligation to comply with this Agreement, except as provided under Article XIX.

3.6  Third Party Activity.    During the term of this Agreement, other Persons may develop, construct or acquire, and operate generating facilities in the Utilities’ service territories, and reservations of transmission service by such Persons under the Utilities’ OATTs may adversely affect the availability of transmission service for the Facility’s electric output. The Utilities have no obligation to disclose to Generator any information regarding such third party activity, except as may be required under the Utilities’ OATTs or under this Agreement subject to the provisions of Article 3.7. To the extent that such third party activity has or the Utility reasonably expects the third party activity to have a material adverse impact on the operation of the Facility or the Interconnected Facilities, the relevant Utility shall, subject to Article 3.7, disclose to Generator such material information as is necessary for Generator to understand the nature and extent of such adverse impact and the viable remedies.

3.7  Compliance with Utilities’ OATTs and FERC Orders No. 888 and No. 889.    Nothing in this Agreement shall be deemed or construed to obligate any of the Utilities to provide or make available to Generator any information in violation of such Utility’s OATT, FERC Orders No. 888 and No. 889 or any other Applicable Laws and Regulations.

ARTICLE IV

OPERATING COMMITTEE

4.1  Operating Committee.    Within fifteen (15) days after the Effective Date, each Party shall designate a primary and alternate representative to serve on an operating committee (“Operating Committee”), which shall meet periodically to ensure effective cooperation in system planning, to deal promptly with the various operating and technical issues that may arise during the term of this Agreement, and to attempt to resolve any disputes that may arise under this Agreement, as more specifically described in Article 4.2. Each primary and alternate representative shall be authorized, on behalf of the designating Party, to act with respect to all matters delegated to the Operating Committee. Each Party shall promptly notify the other Parties of the designation of its primary and alternate representatives and of any subsequent changes in such designations in accordance with Article 30.9.

4.2  Responsibilities of the Operating Committee.    The Operating Committee shall have the following responsibilities and functions, each of which shall be performed consistent with the terms and conditions of this Agreement and Good Utility Practice: (a) to establish general policies to be followed in the coordination of the operation and maintenance of the Interconnected Facilities; (b) to establish procedures and standard practices, consistent with the terms and conditions of this Agreement, for guidance for each Party’s system controllers and other operating personnel regarding the interconnected operations of the Luna Substation and the Interconnected Facilities; (c) to establish detailed procedures to govern in the event of an Emergency; (d) to establish detailed procedures and standard practices for metering, communications, and control facilities; (e) to establish the plan for disconnection of the Facility at the termination of this Agreement; (f) to establish other procedures and standard practices as may be needed from time to time and to engage in other activities consistent with the terms and conditions of this Agreement, provided that the Operating Committee shall not have the authority to modify or amend any term or condition of this Agreement; and (g) to attempt to resolve any disputes that may arise under this Agreement in accordance with Article 29.1.

4.3  Effectiveness of Operating Committee Determinations.    All determinations made by the Operating Committee, including the establishment of any procedure or standard practice, within the scope of the Operating Committee’s responsibilities set forth in Article 4.2, shall be effective when signed by one designated representative of each Party and, if necessary, accepted for filing or approved by FERC.

ARTICLE V

FACILITY INTERCONNECTION

5.1  Establishment of Interconnection.    The Facility to be constructed by Generator shall be interconnected to the SWNMT at the Luna Substation, such interconnection being further described in Appendices A, B and D. Appendix D may be revised by mutual written agreement of the Parties. Pursuant to this Agreement, the Parties shall, during the term of this Agreement, continue in service the existing transmission lines and essential terminal equipment, to the extent required to establish and maintain a reliable interconnection.

5.2  Necessary Easements, Permits, Licenses, Etc.    Subject to Articles 5.6.1 and 5.6.2, each Party shall diligently pursue all rights, easements, permits, licenses, certificates and properties necessary to construct and maintain its portion of the Interconnected Facilities and, in the case of each of the Utilities, the Interconnection System Upgrades. If a Party cannot reasonably acquire all the rights, easements, permits, licenses, certificates and properties necessary to construct and maintain its portion of the Interconnected Facilities and/or Interconnection System Upgrades, the Party shall promptly provide written notice to the other Parties indicating its inability. After such notice, Generator shall have thirty (30) days to authorize the appropriate Utility or Utilities to initiate and diligently pursue the following at Generator’s expense: (a) condemnation proceedings, (b) alternate routes, designs, methods or procedures necessary for the construction or maintenance of the Interconnected Facilities and/or Interconnection System Upgrades, or (c) any other appropriate action mutually agreed upon by the Generator and the appropriate Utility or Utilities. Each Party shall also pursue with Due Diligence and maintain all necessary governmental approvals, permits, licenses and inspections necessary for its performance of this Agreement.

5.3  Design and Construction of Generator’s Interconnection Facilities.

5.3.1  Unless the Parties agree otherwise in writing, Generator shall, at its own expense, design, procure, construct, install, operate, maintain and repair/replace Generator’s Interconnection Facilities.

5.3.2  Protective Equipment to be installed by Generator is set forth in Appendix A. This Protective Equipment shall be subject to review and approval by the Luna Substation Owners, which approval shall not be unreasonably withheld or denied. The Luna Substation Owners’ review and/or approval shall not be deemed an endorsement of any equipment nor as any warranty as to the fitness, safety, durability or reliability of any equipment.

5.3.3  Generator shall design, procure, construct and install Generator’s Interconnection Facilities in accordance with applicable Interconnection Studies and Good Utility Practice.

5.3.4  At Generator’s expense, Generator’s Interconnection Facilities shall be constructed by Generator or, at Generator’s option, a third party contractor to be selected by Generator. Notwithstanding the foregoing, Generator understands and agrees that EPE, as Project Manager, and to the extent necessary PNM and TNMP, shall complete the connection of the Luna Interconnection Facilities and Generator’s

Interconnection Facilities, and each Utility shall manage all construction work involving Interconnection System Upgrades on such Utility’s Transmission System.

5.3.5 Generator shall, at its own expense, operate, maintain and repair/replace Generator’s Interconnection Facilities in accordance with Articles VIII and XIII.

5.4  Design and Construction of Luna Interconnection Facilities and Interconnection System Upgrades.

5.4.1  At Generator’s expense, EPE, as Project Manager, and to the extent necessary PNM and TNMP, shall design, procure, construct, install, operate, maintain, and repair/replace the Luna Interconnection Facilities. The Luna Interconnection Facilities shall be owned by each of the Luna Substation Owners in the percentage of ownership interest each holds in the SWNMT at Luna Substation. These percentages are: TNMP: 5.0%, PNM: 37.8%, and EPE: 57.2%.

5.4.2  At Generator’s expense, each of the Utilities shall design, procure, construct, install and own Interconnection System Upgrades on such Utility’s Transmission System. After the Operation Date, each of the Utilities shall, at its own expense, operate, maintain and repair/replace Interconnection System Upgrades on such Utility’s Transmission System in accordance with Articles VIII and XIII.

5.4.3  Equipment, including Protective Equipment, to be installed by the Project Manager and operated by the Operating Agent at Generator’s expense, and owned by each of the Luna Substation Owners in the percentage of ownership interest each holds in the SWNMT at Luna Substation, is set forth in Appendix B. A good faith estimate of the cost of the Luna Interconnection Facilities, Interconnection System Upgrades, and the Protective Equipment, and a schedule of Generator’s payments therefor, is also set forth in Appendix B.

5.4.4  The contemplated schedule for EPE, as Project Manager, and to the extent necessary PNM and TNMP, and the Utilities’ to perform their design, procurement, construction and installation obligations hereunder is set forth in Appendix C.

5.4.5  EPE, as Project Manager, and to the extent necessary PNM and TNMP, shall design, procure, construct and install the Luna Interconnection Facilities, and each of the Utilities shall design, procure and construct the Interconnection System Upgrades on its transmission system, in accordance with applicable Interconnection Studies and Good Utility Practice. The Luna Interconnection Facilities and Interconnection System Upgrades must be sufficient, as designed and built, to deliver the full capacity output of the Facility (not to exceed 614 MW) to the Interconnection Point and to enable the Facility to receive capacity necessary to satisfy its initial operational requirements (not to exceed 20 MW of capacity).

5.4.6  As soon as practicable after receiving from Generator written notice to proceed, EPE, as Project Manager, and to the extent necessary PNM and TNMP, shall commence construction of the Luna Interconnection Facilities, and each of the

Utilities shall commence construction of the Interconnection System Upgrades on its transmission system. Generator reserves the right, (a) upon three (3) Business Days’ written notice to the Project Manager, and to the extent applicable PNM and TNMP, to suspend at any time all work by the Project Manager, and to the extent applicable PNM and TNMP, associated with the construction and installation of the Luna Interconnection Facilities or the Protective Equipment, as applicable, or any portion of them and (b) upon three (3) Business Days’ written notice to any of the Utilities to suspend at any time all work by such Utility associated with the construction and installation of Interconnection System Upgrades on its transmission system. In such event, Generator shall be responsible for the costs which the Project Manager, and to the extent applicable PNM and TNMP, or any Utility incurs (a) prior to the suspension of work consistent with the scope of work set forth in Appendix B, and deviation in such scope of work (subject to Generator’s authorization of those deviations described in Article 7.1.2), and for actions and costs authorized by Generator pursuant to Article 5.8.2, and (b) in suspending such work, including any costs incurred in order to wind up such work and to ensure the safety of persons and property and the integrity of the Utility’s facilities and the SWNMT and, if applicable, any costs incurred or penalties sustained in connection with the cancellation of material and labor contracts which the Project Manager, and to the extent applicable PNM and TNMP, or any Utility cannot reasonably avoid; provided, however, that, prior to canceling any material or labor contract, the Project Manager, and to the extent applicable PNM and TNMP, and each Utility shall obtain Generator’s authorization which shall not be unreasonably withheld or denied. The Project Manager, and to the extent applicable PNM and TNMP, and each Utility shall invoice Generator pursuant to Article VII. In the event that Generator suspends performance of work by the Project Manager, and to the extent applicable PNM and TNMP, and each of the Utilities pursuant to this Article 5.4.6 and has not requested that they re-commence such work within three hundred sixty-five (365) days of the date on which Generator requested such suspension, this Agreement shall terminate. Generator shall be responsible for costs as outlined in Article 5.4.6, and any non-returnable equipment not already installed shall become the property of Generator “as is, where is” upon Generator’s payment of the costs associated with such equipment.

5.4.7  The Project Manager shall inform Generator on a monthly basis, and at such other times as Generator reasonably requests, of the status of the construction and installation of the Luna Interconnection Facilities, and the Protective Equipment. Each Utility shall inform Generator on a monthly basis, and at such other times as Generator reasonably requests, of the status of the construction and installation of any Interconnection System Upgrades on such Utility’s transmission system. The information provided shall include the following: progress to date; a description of scheduled activities for the next month; the delivery status of all equipment ordered; and the identification of any event which any such Party reasonably expects may delay construction of, or increase the cost of, the Luna Interconnection Facilities, Interconnection System Upgrades and/or the Protective Equipment, as applicable.

5.4.8  Notwithstanding any other provision in this Agreement, Generator shall not be responsible for any costs or expenses associated with the design, procurement, construction, installation, testing, operation, maintenance, repair/replacement, or any modifications or upgrades to any of the Utilities’ Transmission Systems or the SWNMT that are undertaken in order to prevent, mitigate, or otherwise remedy conditions that existed prior to the establishment of the interconnection of the Facility with the SWNMT at the Luna Substation, and that were required or should have been required in order to prevent, mitigate, or remedy such conditions regardless of, or that otherwise are unrelated to, such interconnection. To the extent that Generator has made payment to any of the Utilities for any such costs and expenses, such Utility shall refund to Generator such sums, with interest at the Interest Rate calculated from the date Generator made such payment(s) to the date Generator receives the refund, within thirty (30) days of any determination as to the appropriate allocation of the costs for such modifications or upgrades.

5.4.9  Once transmission service commences, pursuant to a transmission service agreement, under a Utility’s OATT for the delivery of power produced by the Facility, such Utility shall credit Generator in an amount equal to the cost, paid by Generator, of Interconnection System Upgrades on such Utility’s transmission system plus interest calculated at the Interest Rate, to the extent such credit and interest are required by FERC rules at the time such transmission service commences. Generator may assign any portion of such credit to any Person who takes power from the facility or as otherwise permitted under FERC rules.

5.5  Subcontractors.    Nothing in this Agreement shall prevent any Party from using the services of subcontractors as it deems appropriate; provided, however, each Party shall require such subcontractors to comply with the relevant terms and conditions of this Agreement. The creation of any subcontractor relationship shall not relieve the retaining Party of any of its obligations under this Agreement.

5.6  Rights of Access.

5.6.1 Generator shall furnish, at no cost to the Project Manager and the Operating Agent, as applicable, all access, easements, or licenses upon, over, under, and across the Facility site that are necessary for the Project Manager and the Operating Agent, as applicable, and their Agents and subcontractors to design, procure, construct, install, test, operate, maintain and repair/replace the Luna Interconnection Facilities in accordance with the terms of this Agreement; provided, however, that, in exercising such access rights, the Project Manager and the Operating Agent, as applicable, shall (a) not unreasonably disrupt or interfere with normal operations of Generator’s business, (b) act in a manner consistent with Good Utility Practice, and (c) adhere to the safety rules and procedures established by Generator. Generator shall execute such documents as the Project Manager and the Operating Agent, as applicable, may reasonably require to enable the Project Manager or Operating Agent, as applicable, to establish record evidence of such access rights. Such access rights shall remain in effect for so long as this Agreement is in effect.

5.6.2 The Luna Substation Owners and/or the applicable Utility or Utilities shall furnish, at no cost to Generator, all access, easements or licenses to the Luna Substation property that are necessary for Generator and its Agents and subcontractors to design, procure, construct, install, test, operate, maintain and repair/replace Generator’s Interconnection Facilities in accordance with the terms of this Agreement. Such access rights for Generator’s facilities located inside the Luna Substation shall be exercised by Generator only with supervision by Project Manager or Operating Agent, as applicable. Generator shall provide the Project Manager or Operating Agent, as applicable, reasonable notice under the circumstances of any request for such supervised access to the Luna Substation, and the Project Manager or Operating Agent, as applicable, and Generator shall mutually agree upon the date and time of such supervised access, such agreement not to be unreasonably withheld or delayed. In addition to the aforementioned requirement, in exercising such access rights, Generator shall (a) not unreasonably disrupt or interfere with normal operations of the Project Manager, the Operating Agent or the Luna Substation Owners’ business, (b) act in a manner consistent with Good Utility Practice, and (c) adhere to the safety rules and procedures established by the Project Manager, Operating Agent and the Luna Substation Owners. The Project Manager or Operating Agent, as applicable, shall execute such documents as Generator may reasonably require to enable it to establish record evidence of such access rights. Such access rights shall remain in effect for so long as this Agreement is in effect.

5.6.3  Any Party or its subcontractors performing construction, or other work, on the property of any of the other Parties shall be responsible for proper housekeeping during the period the work is being performed and proper clean-up of the property in a timely fashion after the work is completed.

5.7  Completion of Construction.    Generator shall promptly notify the Project Manager in writing when the construction of Generator’s Interconnection Facilities is complete. Likewise, the Project Manager shall promptly notify Generator in writing when the construction of the Luna Interconnection Facilities is complete, and each Utility shall promptly notify Generator in writing when construction of Interconnection System Upgrades on such Utility’s transmission system is complete.

5.8  Timely Completion.

5.8.1  Generator shall use Commercially Reasonable Efforts to design, procure, construct, install, and test Generator’s Interconnection Facilities in accordance with the schedule set forth in Appendix C, which schedule may be revised from time to time by mutual agreement of the Parties.

5.8.2  The Project Manager, and to the extent necessary PNM and TNMP, shall use Commercially Reasonable Efforts to design, procure, construct, install, and test the Luna Interconnection Facilities, and each of the Utilities shall use Commercially Reasonable Efforts to design, procure, construct, install, and test Interconnection System Upgrades on such Utility’s Transmission System, in each case in accordance with the schedule set forth in Appendix C, which schedule may be revised from time to time by mutual agreement of the Parties. The Project Manager, and to the extent applicable PNM and TNMP, and any Utility shall, at Generator’s request and expense, take all appropriate actions to accelerate its work under this Agreement in order to meet the schedule set forth in Appendix C, provided that Generator authorizes such actions and the costs associated therewith in advance and pays such costs in accordance with a payment schedule mutually agreed upon by the applicable Parties.

5.8.3  If any of the Interconnection System Upgrades is not reasonably expected to be completed prior to the Commercial Operation Date of the Facility, Generator may, at its option, have operating studies performed at its expense to determine the maximum allowable output of the Facility. Based upon the portion of the Interconnection System Upgrades that is expected to be completed prior to such Commercial Operation Date and, subject to Good Utility Practice, Generator will be permitted to operate the Facility, provided such limited operation of the Facility does not adversely affect the safety and reliability of the Luna Substation, the SWNMT, or any of the Utilities’ Transmission Systems.

5.9  Environmental Compliance and Procedures.    The Parties shall comply with (a) all applicable Environmental Laws in meeting all their obligations under this Agreement; and (b) all local notification and response procedures required for all applicable environmental and safety matters which affect the ability of the Parties to meet their respective obligations under this Agreement.

5.10  Generator Modeling Data.    Generator shall provide the Operating Agent and the Luna Substation Owners with such final modeling data of the Facility and Generator’s Interconnection Facilities that reflect final Facility unit data and settings of the generation protection and control equipment as is reasonably requested by the Operating Agent and the Luna Substation Owners and is necessary for reliable operation of the Luna Substation, the SWNMT and Utilities’ Transmission Systems, including (a) the turbine speed/load controls including the governor; and (b) the excitation system including the automatic voltage regulator, power system stabilizer, over-excitation controls and limits, and other controls and limits.

5.11  Equipment Requirements.    All equipment shall be of utility grade that meets or exceeds the quality of the equipment as required by the Project Manager. The trip energy source for the interconnection breaker shall be of a stored energy type (i.e., battery) that will be available under circumstances when the alternating current source is unavailable. Generator shall ensure that Generator’s Interconnection Facilities comply with all applicable requirements of the National Electrical Safety Code, as amended from time to time, and/or any Applicable Laws and Regulations.

5.12  Required Diagrams.    Generator shall maintain the following equipment at locations approved by the Operating Agent, which approval shall not be unreasonably withheld or denied: (a) a permanent and weatherproof one-line electrical diagram of the Facility located at the Facility site; and (b) a permanent and weatherproof map of the Facility showing the location of all major equipment.

5.13  Required Personnel Information.    No later than fifteen (15) Business Days after the Effective Date, Generator shall provide the Operating Agent the names and current telephone numbers of at least two (2) persons who are authorized to provide access to the Facility and who have authority to make decisions regarding the Facility, Generator’s Interconnection Facilities, and Generator’s operations. Generator shall keep the names and telephone listings current at all times during the term of this Agreement.

5.14  Use of Interconnected Facilities by Third Parties.

5.14.1  Except as may be required by Applicable Laws and Regulations, or as otherwise agreed to among the Parties, the Interconnected Facilities shall be dedicated to the sole purpose of interconnecting the Facility to the SWNMT at the Luna Substation and shall be used for no other purpose.

5.14.2  If required by Applicable Laws and Regulations, or if the Parties mutually agree to allow one or more third parties to use the Interconnected Facilities, or any part thereof, and such use decreases the capacity of the Interconnected Facilities available to the Facility, or otherwise causes any detriment to the Facility or to Generator, or benefits any party (including any of the Utilities) other than Generator, then Generator and such third party (parties) shall negotiate in good faith to determine the appropriate compensation due to Generator as a result of such third party use and to determine the appropriate allocation of operating and maintenance costs and the annual carrying charges. Each of the Luna Substation Owners shall include a provision comparable to this Article 5.14.2 in its agreements with third party users providing for such third party users to participate in such negotiations. In any case, the Generator shall only be entitled to receive a reduction in charges under this Agreement equal to the amount of charges allocated to the third party user(s). If the issue of such compensation or allocation cannot be resolved through such negotiations, it shall be submitted to the FERC for resolution.

5.14.3  If one or more third parties are to use the Interconnection Facilities in accordance with this Article 5.14 and the Operating Agent determines that, as a result, Good Utility Practice requires that modifications be made to the Interconnected Facilities, the Operating Agent must comply with notification and scheduling provisions of Article 5.15. In no event shall Generator be responsible for the costs of any such modifications.

5.14.4  If it is determined by the FERC or any Governmental Authority that any costs associated with the design, engineering, construction, procurement, or installation of any of the Luna Interconnection Facilities or Interconnection System Upgrades paid for by Generator pursuant to this Agreement are not Generator’s responsibility, the Luna Substation Owners (in the case of Luna Interconnection Facilities) and each Utility (in the case of Interconnection System Upgrades on such Utility’s Transmission System) shall refund to Generator, no later than sixty (60) days after the determination by FERC or any Governmental Authority, that portion of the costs paid by Generator that are included in the transmission revenue requirement or were paid by Generator and that have not been reflected in credits, if any, against the cost of transmission service from the Facility, with interest at the Interest Rate.

5.15  Facility Modifications.

5.15.1  Luna Interconnection Facilities and Utilities’ Transmission Systems.

(a)  Any additions, modifications, or replacements of the Luna Interconnection Facilities must be constructed and operated in accordance with Good Utility Practice. If such additions, modifications, or replacements made after the Operation Date will likely cause a material adverse effect on Generator’s operation of the Facility, the Operating Agent will, except in cases of Emergency, provide a minimum of thirty (30) days’ advance written notice to Generator prior to undertaking such additions, modifications, or replacements. In the written notice, the Operating Agent must advise Generator when such additions, modifications or replacements are expected to be made; the time period expected to be required to complete such additions, modifications or replacements; and whether, if known, such additions, modifications or replacements are expected to interrupt or curtail the flow of electricity from the Facility. The Parties shall mutually agree in advance upon a schedule for such additions, modifications or replacements, such agreement not to be unreasonably withheld or delayed.

(b)  Unless required by Applicable Laws and Regulations, Generator shall not be responsible for the costs of any additions, modifications, or replacements made to the Luna Interconnection Facilities, the Luna Substation, the SWNMT, or any of the Utilities’ Transmission Systems made by the Luna Substation Owners, the SWNMT Participants or such a Utility in its sole discretion, or to the Interconnected Facilities, after the Operation Date in order to facilitate (a) the interconnection of a third party or (b) the provision of transmission service to or for a third party. Generator shall, however, be responsible for all costs of any additions, modifications, or replacements made to the Luna Interconnection Facilities, the SWNMT, or any of the Utilities’ Transmission Systems as a result of any additions, modifications, or replacements made by Generator to the Facility.

(c)  If any additions, modifications, or replacements to the Luna Interconnection Facilities or the Luna Substation (other than those caused by additions, modifications, or replacements made by the Generator to the Facility) cause a material adverse effect on the

Generator’s Interconnection Facilities or the connection of the Facility to the Luna Substation, the Luna Substation Owners shall be responsible, at their sole cost and expense, for all actions necessary to mitigate such effect on the connection (“Mitigation Actions”) and, if necessary, to promptly and expeditiously re-establish the connection of the Facility with the Luna Substation in accordance with Good Utility Practice and/or secure such services as are necessary to deliver the capacity and energy to the Interconnection Point in accordance with Good Utility Practice (“Reconnection Activities”); provided, however, that, if the Luna Substation Owners are required by Applicable Laws and Regulations or the RTO (if applicable) to undertake such additions, modifications, or replacements, and the Mitigation Action or Reconnection Activity is in conflict with said Applicable Laws and Regulations or the requirements of the RTO (if applicable), the Luna Substation Owners shall not be required to undertake any Mitigation Action or Reconnection Activity.

5.15.2  Generator’s Facility and Interconnection Facilities.    Except for changes deemed by the Operating Agent to be necessary to ensure the protection and safety of Parties’ personnel and the safety and reliability of Parties’ property, Generator shall not be required to make any modifications to the Facility or Generator’s Interconnection Facilities unless such change is consistent with Good Utility Practice and required (i) as a result of a change in the Facility or (ii) as a result of a change on any of the Utilities’ electric systems which is required by Good Utility Practice. Generator shall not be responsible for the cost of any such modifications and the cost of operating and maintaining such modifications unless required by Applicable Laws and Regulations or such modifications are required as a result of a change in the Facility made by Generator.

5.16  Generator’s Connection at Luna Substation.    EPE has reserved a position on the existing 345 kV ring bus at the Luna Substation for the connection of a second 345 kV SWNMT transmission line (“Second Line”). With Generator’s interconnection, the existing Luna Substation will be expanded from its current ring-bus configuration into a breaker-and-a-half configuration. Two positions in the substation bus will remain open for future connection of the Second Line. EPE will design and construct the Luna Substation expansion in two phases, both funded by the Generator, subject to Article 5.4.9. These two phases are:

Phase I:  The Luna Substation is expanded as shown in Appendix D.

Phase II:  The Luna Substation is expanded into a breaker-and-a-half configuration, as shown in Appendix D, and the Facility will be connected as shown in Appendix D. This will be the final connection position for the Facility. The schedule for Phase II is also shown in Appendix C.

In the future, EPE shall decide when (pursuant to the terms and conditions of this Agreement) and where to connect the Second Line to the Luna Substation. EPE shall bear the cost of such connection. With respect to the location of the Second Line connection, EPE shall elect one of the two following connection options: (i) EPE may elect to connect at the position occupied by the Facility during Phase I, in which case EPE shall reimburse Generator for the cost of the circuit breaker originally installed in this position or (ii) EPE may elect to connect at the open position in the expanded Luna Substation created during Phase II and shown in Appendix D, in which case EPE shall reimburse Generator for the cost of one-half of the circuit breaker shared by the terminals of the Second Line and Generator’s final bus position.

In the event that either of the two open bus positions should be used by EPE, TNMP, PNM, or a third party for purposes other than to connect the Second Line, Generator shall not be responsible for any costs associated with such other purpose and shall be reimbursed by the appropriate party in a manner consistent with and similar to the reimbursement provisions and conditions identified for EPE above. EPE, TNMP, PNM, or the Luna Substation Owners, as appropriate, shall include a provision in any agreement with such third party providing for reimbursement to Generator in a manner consistent with and similar to the reimbursement provisions and conditions identified for EPE above.

ARTICLE VI

ACCEPTANCE AND PERFORMANCE TESTING
AND COMPLIANCE MONITORING

6.1 Responsibility for Testing.

6.1.1  Prior to the Operation Date, Generator shall perform all testing of the Facility and Generator’s Interconnection Facilities required by the RTO (if applicable), NERC and WSCC. The Project Manager or the Operating Agent, as applicable, may require Generator to perform additional testing whenever Project Manager or Operating Agent reasonably determines that such additional testing is required for reliability reasons. All testing shall be successfully completed before the Operation Date. Testing subsequent to the Operation Date shall be performed in compliance with the frequency requirements of NERC, WSCC, and the RTO (if applicable) and any other reliability requirements of any other organization/entity with responsibility for electricity and whose requirements Generator is obligated to follow. All such tests shall be performed to the specifications of NERC, WSCC, the RTO (if applicable), or any other specifications required by new or other reliability organizations with responsibility for electricity and whose requirements Generator is obligated to follow. Generator shall inform the Project Manager or the Operating Agent, as applicable, in advance (whenever possible, a minimum of five (5) Business Days) when such tests are scheduled to occur, and the Luna Substation Owners shall have the right to have representatives observe and monitor such tests. The cost of all such testing shall be borne by Generator.

6.1.2  Prior to the Operation Date, the Project Manager or the Operating Agent, as applicable, shall perform all testing of the Luna Interconnection Facilities, and each of the Utilities shall perform all testing of Interconnection System Upgrades on its transmission system, required by NERC, WSCC and the RTO (if applicable). All testing shall be successfully completed before the Operation Date. After the Operation Date, the Operating Agent and each of the Utilities shall test their facilities at their own expense (or, in the case of the Operating Agent, the Luna Interconnection Facilities at the expense of the Luna Substation Owners) in accordance with Good Utility Practice. Generator shall have the right, upon five (5) Business Days’ advance written notice to the Operating Agent or any of the Utilities, to require additional testing of such entity’s facilities, at Generator’s expense, if Generator reasonably believes that such entity’s facilities are causing a material adverse effect on the operation of the Facility or Generator’s Interconnection Facilities, or as may be otherwise prudent in accordance with Good Utility Practice, and shall have the ability to be present during such tests.

6.2  Responsibility for Modifications Following Testing.    Based upon the pre-operational testing, Generator is responsible for making any modifications necessary to ensure the safe and reliable operation of Generator’s Interconnection Facilities in accordance with Good Utility Practice; the Project Manager, and to the extent applicable PNM and TNMP, are responsible for making any modifications necessary to ensure the safe and reliable operation of the Luna Interconnection Facilities, and each Utility is responsible for making any modification necessary to ensure the safe and reliable operation of Interconnection System Upgrades on its transmission system, in accordance with Good Utility Practice. The costs of all such modifications are to be borne by Generator, except to the extent the modifications are required as a result of the sole negligence or willful misconduct of the Project Manager or the Luna Substation Owners (in the case of the Luna Interconnection Facilities) or one of the Utilities (in the case of the Interconnection System Upgrades on such Utility’s transmission system), or any Agent of either.

6.3    Documentation of Results to the Project Manager or the Operating Agent.    Generator shall provide the Project Manager or the Operating Agent, as applicable, with complete documentation of all test results for all tests performed pursuant to Article 6.1.

6.4    Facility Certification.    Generator shall comply with any facility certification requirements of NERC, WSCC, and the RTO (if applicable).

6.5    Transmission Service During Testing.    Generator has sole responsibility to make necessary arrangements under the Utilities’ OATTs to procure any transmission service over the Utilities’ Transmission Systems that may be required to accommodate the testing procedures of the Facility.

6.6    Luna Substation Owners Inspection Rights.    The Luna Substation Owners (which, for the purposes of this Article 6.6, shall be deemed to include the Operating Agent) shall have the right, but shall have no obligation or responsibility, to: (a) observe Generator’s tests and/or inspection of any of Generator’s Protective Equipment; (b) review the settings of

Generator’s Protective Equipment; and (c) review Generator’s maintenance records relative to the Generator’s Protective Equipment. The Luna Substation Owners may exercise the foregoing rights from time to time as they deem necessary upon five (5) Business Days’ written notice to Generator. However, the exercise or non-exercise by the Luna Substation Owners of any of the foregoing rights of observation, review or inspection shall be construed neither as an endorsement or confirmation of any aspect, feature, element, or condition of the Facility or Generator’s Protective Equipment or the operation thereof, nor as a warranty as to the fitness, safety, durability, or reliability of same.

6.7  Generator Inspection Rights.    Generator, upon five (5) Business Days’ advance written notice to the Operating Agent and the Luna Substation Owners, has the right, but not the obligation, to inspect or observe the operation and maintenance activities, equipment tests, installation, construction, or other modifications to the Luna Interconnection Facilities which could cause a material adverse effect on Generator’s operations.

6.8  Luna Substation Owners Reviews, Inspections, and Approvals.    Any Luna Substation Owner’s or Operating Agent’s review, inspection, and approval related to the Generator’s Interconnection Facilities and the Protective Equipment required under this Agreement shall not be unreasonably withheld or delayed, and will be limited to the purpose of ensuring the safety, reliability, protection and control of the Luna Substation, the SWNMT and the Utilities’ Transmission Systems.

ARTICLE VII

INTERCONNECTION FACILITY COSTS AND BILLING

7.1  Interconnection Construction Completion and Cost.

7.1.1  Notification of Delay.    If any event occurs that will materially affect the time for completion of the Luna Interconnection Facilities, or the Protective Equipment, or the ability to complete them, the Project Manager shall, within five (5) Business Days of its knowledge of any such event, notify Generator. If any event occurs that will materially affect the time for completion of any Interconnection System Upgrades, or the ability to complete them, the Utility responsible for making the affected Interconnection System Upgrade shall, within five (5) Business Days of its knowledge of any such event, notify Generator and the other Parties. In such circumstances, the Project Manager, and to the extent necessary PNM and TNMP, or such Utility, as the case may be, shall, within ten (10) Business Days of notifying Generator of such an event and corresponding delay, convene a technical meeting with Generator to evaluate the alternatives available to Generator. The Project Manager, and to the extent necessary PNM and TNMP, or such Utility, as the case may be, also shall make available to Generator all studies and work papers related to the event and corresponding delay, including all information that is in their/its possession that is reasonably needed by Generator to evaluate alternatives.

7.1.2  Cost Estimate.    While, pursuant to Article 5.4.3, the Project Manager, and to the extent necessary PNM and TNMP, and each Utility agree to provide Generator with their best estimate of the cost required to construct and install the Luna

Interconnection Facilities and Protective Equipment, and Interconnection System Upgrades, as described in Appendix B, such estimate shall not be binding. Generator has the right to approve any deviation in the scope of the work shown in Appendix B if such deviation would result in an estimated increase of ten percent (10%) or more over the cost shown in Appendix B. The actual cost of the Luna Interconnection Facilities, Protective Equipment, and Interconnection System Upgrades shall be incurred in accordance with Good Utility Practice.

7.1.3  Audit of Cost.    Generator shall have the right to receive such cost information as is reasonably necessary to verify the cost of the Luna Interconnection Facilities, the Protective Equipment, and Interconnection System Upgrades and that such cost was incurred in accordance with Good Utility Practice. Generator shall have the right to audit (a) the Project Manager’s, and to the extent applicable PNM’s and TNMP’s, accounts and records pertaining to the Luna Interconnection Facilities and Protective Equipment under this Agreement, and (b) a Utility’s accounts and records pertaining to any Interconnection System Upgrades made to the Utility’s transmission system under this Agreement, at the offices where such accounts and records are maintained, provided at least seven (7) Business Days’ notice is given prior to any audit, and provided further that the audit shall be limited to those portions of such accounts and records that relate to services provided under this Agreement. Costs billed pursuant to this Agreement for the design, engineering, procurement, and construction of the Luna Interconnection Facilities, Protective Equipment, and the Interconnection System Upgrades shall be subject to audit for a period of one (1) year following issuance of a final cost invoice in accordance with Article 7.2.2. All other costs billed pursuant to this Agreement shall be subject to audit for a period of one (1) year after the date the bill was rendered. The Project Manager, and to the extent applicable PNM and TNMP, and each Utility shall keep records and data related to all costs billed under this Agreement for a period equivalent to the audit periods described in this Article 7.1.3.

7.2  Invoices and Payments.

7.2.1  Monthly Statements.    The Project Manager, Luna Substation Owners or the applicable Utility, as the case may be, shall render to Generator monthly statements for the Luna Interconnection Facilities and the Protective Equipment by certified mail, facsimile or other acceptable means conforming to the provisions of Article 30.9. Each Utility shall render to Generator monthly statements for the Interconnection System Upgrades on its transmission system by certified mail, facsimile, or other acceptable means conforming to the provisions of Article 30.9. Such statements shall set forth in reasonable detail any costs incurred by or on behalf of the Luna Substation Owners or the applicable Utility, as the case may be, or other charges or amounts payable by Generator under the terms of this Agreement for the previous month in connection with the Luna Interconnection Facilities, the Protective Equipment and Interconnection System Upgrades. Generator shall make payment of the amount shown to be due to the Project Manager, Luna Substation Owners or the applicable Utility, as the case may be, by wire transfer to an account specified by the Project Manager, Luna Substation Owners or such Utility not later than the thirtieth (30th) day after receipt of the statement, unless such day is not a Business Day, in which case Generator shall make payment on the next Business Day. All such payments shall be deemed to be made when said wire transfer is received by the Project Manager, Luna Substation Owners or the applicable Utility, as the case may be. Overdue payments shall accrue interest daily at the then-current Interest Rate from the due date of such unpaid amount until the date paid.

7.2.2  Invoice of Final Cost.    Within nine (9) months after completion of the construction of the Luna Interconnection Facilities and the Protective Equipment, the Project Manager, Luna Substation Owners or the applicable Utility, as the case may be, shall provide an invoice of the final cost of the Luna Interconnection Facilities and the Protective Equipment and the net amount due, if any, from Generator allowing for any payments made by Generator pursuant to this Agreement. Within nine (9) months after completion of the construction of the Interconnection System Upgrades on a Utility’s Transmission System, such Utility shall provide an invoice of the final cost of such Interconnection System Upgrades and the net amount due, if any, from Generator allowing for any payments made by Generator pursuant to this Agreement. The final cost invoice shall set forth in reasonable detail the actual costs incurred by or on behalf of the Luna Substation Owners or the applicable Utility in designing, procuring, constructing, installing and testing the Luna Interconnection Facilities and Protective Equipment, or Interconnection System Upgrades, and shall set forth such costs in sufficient detail to enable Generator to compare the actual costs with the estimates and to ascertain deviations, if any, from the cost estimates. Generator shall reimburse the Project Manager, Luna Substation Owners, or the Utility, as the case may be, for the amount of such invoice within thirty (30) days after receipt of such invoice, unless such day is not a Business Day, in which case Generator shall make payment on the next Business Day.

7.2.3  Failure of Payment.    In the event Generator fails, for any reason other than a billing dispute as described below, to make payment to the Project Manager, Luna Substation Owners or a Utility, as the case may be, on or before the due date as described above, an event of breach by Generator shall be deemed to exist under Article 22.2(a). In the event of a billing dispute between the Project Manager, Luna Substation Owners or a Utility and Generator, the Project Manager, Luna Substation Owners and such Utility shall continue to perform their responsibilities under this Agreement and Generator shall not be deemed to have committed an event of breach under Article 22.2(a), as long as Generator (a) continues to make all payments not in dispute, and (b) upon request of the Project Manager, Luna Substation Owners or the Utility, as the case may be, pays into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute.

7.2.4  Billing Disputes.    Generator may, in good faith, challenge the correctness of any bill rendered under this Agreement for the design, engineering, procurement, and construction of the Luna Interconnection Facilities, the Protective Equipment and the Interconnection System Upgrades no later than one (1) year following the issuance of a final cost invoice in accordance with Article 7.2.2. Generator may, in good faith, challenge the correctness of any other bill rendered under this Agreement no later than one (1) year after the date the bill was rendered. In the event that Generator challenges a bill or a portion prior to date on which payment is due for such bill, Generator shall nonetheless pay the portion of the bill that is not disputed when due, with notice given to the entity that rendered the bill at that time. Any challenge to a bill shall be in writing and shall state the specific basis for such challenge. If it is subsequently agreed or determined under Article XXIX that an adjustment is appropriate, such adjustment shall be made in accordance with Article 7.3.

7.3  Adjustments.    In the event adjustments or corrections to monthly statements are required as a result of errors in computation or billing, the entity that rendered the monthly statement shall promptly recompute amounts due hereunder and otherwise correct any errors in such statements. If the total amount, as recomputed, due from Generator is less than the total amount due as previously computed, and payment of the previously computed amount has been made, the entity that received such payment shall pay the difference to Generator within thirty (30) days after correction of the erroneous invoice(s), together with interest at the Interest Rate. If the total amount, as recomputed, due from Generator is more than the total amount due as previously computed, and payment of the previously computed amount has been made, the entity that rendered the monthly statement shall invoice the difference to Generator according to the terms of Article 7.2; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made within the time frames described in Article 7.2.4; and provided further that this Article 7.3 will survive any termination of the Agreement for a period of one (1) year from the date of such termination for the purpose of such statement and payment objections.

7.4  Payment Not a Waiver.    Payment of invoices by Generator shall not constitute a waiver of any rights or claims Generator may have under this Agreement.

7.5  Income Taxes.    The Parties intend that any asset transfer or payments made by Generator to EPE, PNM and/or TNMP (the “taxpayers”) under the terms of this Agreement shall be non-taxable contributions to capital, in accordance with Section 118(a) of the Internal Revenue Code of 1986, as amended (the “Code”), IRS Notices 2001-82 and 88-129, and any applicable state tax laws and shall not be taxable as contributions in aid of construction under the Code and any applicable state tax laws. Except as provided below, the taxpayers shall not include a gross-up for income taxes in the amounts charged to Generator under this Agreement.

Notwithstanding the foregoing, to the extent any Governmental Authority determines that the taxpayers’ receipt of such payments or asset transfer constitutes income that is subject to taxation, Generator shall protect, indemnify and hold harmless the taxpayers for any tax, interest, or penalty associated with such determination. Generator’s liability under this Article 7.5 shall be calculated on a fully grossed-up basis by taking into account each taxpayer’s federal and state composite tax rate, and the present value of all tax depreciation deductions to which each taxpayer is entitled over the life of the capital improvements and/or assets acquired from such contributions by Generator, based on a discount rate of 8.00%. The taxpayers shall notify Generator, in writing, within thirty days of receiving notification of such determination by a Governmental Authority. Generator shall not be required to pay the taxpayers for such tax, interest and/or penalties prior to the seventh day before the date on which the taxpayers are required to pay the tax, interest and/or penalties.

Generator shall have the right to require the taxpayers, at Generator’s expense, to seek a Private Letter Ruling (including, if applicable, a Technical Advice Memorandum) from the Internal Revenue Service (“IRS”) as to whether any asset transfer by Generator to the taxpayers, or any of the sums paid by Generator to the taxpayers under the terms of this Agreement, are subject to federal income taxation. The taxpayers and Generator shall cooperate in good faith with respect to such request for a Private Letter Ruling. To the extent that a Private Letter Ruling is issued to one or more of the taxpayers concluding that such sums are not subject to federal income taxation, each such taxpayer shall promptly refund to Generator any amounts paid by Generator pursuant to this Article 7.5.

Although Generator and/or its representatives will prepare any request for a Private Letter Ruling, Generator shall also pay the reasonable internal costs directly incurred by EPE, PNM and/or TNMP as a result of cooperating with Generator’s request for a Private Letter Ruling, provided that EPE, PNM and/or TNMP provides Generator with written documentation to support such costs. Such internal costs may include, but are not limited to, long-distance telephone calls, printing and reproduction expenses, and the portion of salary and/or wages of personnel properly allocated to time spent on cooperating with such request for a Private Letter Ruling.

ARTICLE VIII

OPERATIONS

8.1  General.    With respect to their performance under this Agreement, the Operating Agent, Luna Substation Owners, the Utilities, and Generator shall comply with all applicable manuals, standards, and guidelines of NERC, WSCC, RTO (if applicable), or any successor agency.

8.2  Obligations of Utilities and Operating Agent.    Each of the Utilities shall operate and control its transmission system (including Interconnection System Upgrades), and the Operating Agent shall operate and control the Luna Interconnection Facilities, (a) in a safe and reliable manner, (b) in accordance with Good Utility Practice, and (c) in accordance with the terms and conditions of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC, the applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC shall govern.

8.3  Obligations of Generator.

8.3.1  Synchronization.    Generator shall assume all responsibility and cost for properly synchronizing the Facility for operation with the Operating Agent’s facilities. Synchronizing of generation will be coordinated with the Operating Agent’s SOCC.

8.3.2  Operation and Control.    Generator shall operate and control the Facility and Generator’s Interconnection Facilities (a) in a safe and reliable manner, (b) in accordance with Good Utility Practice, and (c) in accordance with the terms and conditions of this Agreement. In the event of any conflict between the terms and conditions of this Agreement and applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC, the applicable planning, operational, and/or reliability criteria, protocols, and directives of the RTO (if applicable), NERC and WSCC shall govern.

8.3.3  Control Area Requirements.    Nothing in this Agreement should be construed as creating any obligation that Generator operate the Facility as part of the any Utility’s control area. If the Facility is not operated as part of the Operating Agent’s control area, in no event shall this Agreement prohibit, prevent, or otherwise limit the ability of Generator to operate the Facility in accordance with the requirements of the control area of which it is part, and the Parties shall negotiate in good faith to amend this Agreement as necessary or appropriate.

8.4  Reliability Criteria

8.4.1  Power System Stabilizers (PSS).    Generator shall install and operate PSS on generators in accordance with the WSCC criteria, the RMS criteria and any other requirement that the Operating Agent is obligated to follow.

8.4.2  Automatic Voltage Regulation (AVR).    Generator shall install and operate AVR in accordance with all requirements of WSCC, the RMS criteria and any other requirement that the Operating Agent is obligated to follow. Each interconnected unit shall have AVR and such AVR shall be tuned in accordance with the Institute of Electronics and Electrical Engineers (“IEEE”) standard 421 or its successor. Voltage regulator controls and limit functions (such as over- and under-excitation and volts/hertz limiters) shall coordinate with the Facility’s generator’s short duration capabilities and protective relays. AVRs must be continuously acting solid state analog or digital. Tuning shall be in accordance with the WSCC criteria and standards. Tuning results shall be included in commissioning test reports provided to the Operating Agent or the Project Manager, as applicable.

8.4.3  Governors.    Generator shall operate all governors in accordance with requirements of NERC and the WSCC, including any requirements for Governor Droop settings. To provide equitable and coordinated system response to load/generation imbalances, governors shall not be blocked or operated with excessive dead-bands.

8.5  Quality of Power.    Generator shall ensure that the Facility’s quality of power at the Interconnected Facilities adheres to the standards set by NERC, WSCC, the RTO (if applicable) and the American National Standards Institute (“ANSI”). To the extent that the

Operating Agent determines that the Luna Substation is adversely affected by flicker or harmonic distortion caused by Generator, or any of the Utilities determines that its transmission system is adversely affected by flicker or harmonic distortion caused by Generator, Generator shall take the necessary actions to resolve the problem promptly upon notice from the Operating Agent or such Utility. If such actions taken by Generator do not resolve the problem, the Operating Agent shall notify Generator of the continuing problem and may curtail, interrupt or reduce deliveries of electricity, or disconnect the Facility from the SWNMT at the Luna Substation, in accordance with Good Utility Practice until the problem is resolved to the satisfaction of the Operating Agent or Utilities, as the case may be. Generator shall be responsible for all damages caused by or that result from flicker or harmonic distortion due to Generator’s operation.

8.6  Protection and System Quality.

8.6.1  Facilities.    Generator shall, at its expense, install, maintain, and operate Protective Equipment, including such protective and regulating devices as are required by the RTO (if applicable), NERC, WSCC, or by order, rule or regulation of any Governmental Authority or as are otherwise necessary to protect personnel and equipment and to minimize adverse effects to the Luna Substation, SWNMT and the Utilities’ electric systems arising from the Facility. Any such Protective Equipment that may be required at the Luna Substation in connection with the operation of the Facility and in accordance with Good Utility Practice shall be installed by the Project Manager at Generator’s expense. Any such Protective Equipment that may be required on the SWNMT in connection with the operation of the Facility and in accordance with Good Utility Practice shall be installed by the SWNMT Participants at Generator’s expense. Any such Protective Equipment that may be required on a Utility’s Transmission Systems in connection with the operation of the Facility and in accordance with Good Utility Practice shall be installed by such Utility at Generator’s expense.

8.6.2  Protective Equipment.    Generator agrees that Protective Equipment must be installed to:

(a)  ensure safety of the general public, and personnel of EPE (including in its capacities as Project Manager and Operating Agent), PNM, TNMP and Generator;

(b)  minimize damage to the Luna Substation property, to the SWNMT, and to the property of the general public, each of the Utilities and their customers;

(c)  minimize adverse operating conditions at the Luna Substation, on SWNMT, and on the Utilities’ Transmission Systems; and

(d)  permit Generator to operate the Facility in parallel with the SWNMT and the Utilities’ Transmission Systems in a safe and efficient manner.

The necessary Protective Equipment will be installed in accordance with Articles 5.3.2 and 5.4.3.

8.7  Adjustments.    The Operating Agent may require Generator to adjust the real power output from the Facility only for purposes of an Emergency or Abnormal Conditions. The Operating Agent may not, unless the Generator and Operating Agent agree in writing, require Generator to make such adjustments based on economic considerations. The Operating Agent shall reasonably allocate the responsibility to provide real power support to the transmission system during an Emergency or Abnormal Condition on an equitable, non-discriminatory basis with respect to all generating units available to the Operating Agent. The Operating Agent, or any other Party as applicable, will compensate Generator for increasing or decreasing real power output, except for reductions, interruptions or curtailments under the applicable OATT, pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Generator.

8.8  Interconnected Operation Services.    If an Emergency or Abnormal Condition occurs that requires the Operating Agent to request any interconnected operation services, which services may include first response service from Generator, then the Operating Agent, or EPE, PNM or TNMP, as applicable, will compensate Generator pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Generator.

8.9  Switching and Tagging Procedures.

8.9.1  Compliance with Procedures.    The Parties shall abide by the Operating Agent’s switching and tagging rules as the Operating Agent may modify them from time to time with respect to activities at the Facility, the Interconnected Facilities or the Luna Substation. The Operating Agent shall notify the other Parties in advance of any changes in the Operating Agent’s switching and tagging rules. Generator shall ensure its personnel are trained and knowledgeable regarding Operating Agent’s switching and tagging rules and grounding and isolation procedures.

8.9.2  Reclosing.    Generator acknowledges that following an electric disturbance, certain equipment at the Luna Substation, on the SWNMT or on the Utilities’ Transmission Systems may reclose in accordance with Good Utility Practice. The Operating Agent will provide Generator notice, as far in advance of implementation as is practical, of the reclosing practices of the Luna Interconnection Facilities including Luna Substation. The Operating Agent shall provide Generator all data needed to study the effect of proposed changes to such reclosing practices and allow a reasonable time period, not to exceed 120 calendar days, for modification of Generator’s Protective Equipment if necessary. To the extent practicable, Operating Agent will cooperate with Generator to establish or modify the reclosing angle settings of the Operating Agent’s reclosing operations to minimize the impact such operations will have on the SWNMT, the Utilities’ Transmission Systems and the Facility.

Generator shall have sole responsibility for protecting the Facility, Generator’s Interconnection Facilities and related equipment from any damage resulting from such reclosure. To the extent not prohibited by Applicable Laws and Regulations, Generator hereby indemnifies and agrees to hold harmless the Project Manager, the Operating Agent, the Luna Substation Owners, SWNMT Participants, Utilities and their Agents for, against and from any and all losses, damages, costs and expenses caused by, resulting from or arising out of (a) any damage to the Facility, Generator’s Interconnection Facilities or related equipment to the extent caused by, resulting from, or arising out of any such reclosure and (b) death of or injury to any person to the extent caused by, resulting from, or arising out of any impact or effect of any such reclosure upon the Facility, Generator’s Interconnection Facilities, and/or any related equipment.

If, for any reason, the Facility is disconnected from the SWNMT at the Luna Substation (by electric disturbance, line switching, or otherwise), the Operating Agent shall cause the switching device connecting the Facility to the SWNMT at the Luna Substation to become and remain open and not reclose until the Operating Agent approves the reclosure.

8.10  General Orders.    Each Party shall comply with the Operating Agent’s General Orders, in existence on the Effective Date and as may be modified from time to time, in the operation of the Interconnected Facilities and the Facility. The Operating Agent shall provide a written copy of its General Orders upon request of Generator and thereafter notify Generator of any modifications in the Operating Agent’s General Orders at least ten (10) days prior to the effective date of any such modifications.

8.11  Generation Alert.    The Operating Agent shall issue generation alerts when it determines that the loss of a generating unit may create a system disturbance. When advised by the Operating Agent, Generator shall exercise Due Diligence to suspend non-essential maintenance and operational activities that could lead to the loss of the Facility during the alerts.

ARTICLE IX

RELIABILITY MANAGEMENT SYSTEM

9.1  Purpose.    In order to maintain the reliable operation of the transmission grid, the WSCC Reliability Criteria Agreement sets forth reliability criteria adopted by the WSCC with which Generator and the Utilities shall comply.

9.2  Compliance.    Generator shall comply with the requirements of the WSCC Reliability Criteria Agreement, including the applicable WSCC reliability criteria set forth in Section IV of Annex A thereof, and, in the event of failure to comply, agrees to be subject to the sanctions applicable to such failure. Such sanctions shall be assessed pursuant to the procedures contained in the WSCC Reliability Criteria Agreement.

9.3  Participant Status.    Each of the provisions of the WSCC Reliability Criteria Agreement is hereby incorporated by reference into this Article IX as though fully set forth herein, and Generator shall for all purposes be considered a “Participant,” as defined in the WSCC

Reliability Agreement, and shall be entitled to all of the rights and privileges and subject to all of the obligations of a Participant under and in connection with the WSCC Reliability Criteria Agreement, including the rights, privileges, and obligations set forth in Sections 5, 6, and 10 of the WSCC Reliability Criteria Agreement.

9.4  Payment of Sanctions.    Generator shall be responsible for payment of any monetary sanction assessed against Generator by WSCC pursuant to the WSCC Reliability Criteria Agreement. To the extent any monetary sanction is attributable, in whole or in part, to Generator’s negligence, intentional act or omission, or willful misconduct and is assessed against any Utility by WSCC pursuant to the WSCC Reliability Criteria Agreement, Generator shall reimburse such Utility for the portion of the sanction attributable to Generator’s negligence, intentional act or omission, or willful misconduct.

9.5  Transfer of Control or Sale of Facility.    In any sale or transfer of control of the Facility or any portion thereof, Generator shall, as a condition of such sale or transfer of control, require the acquiring party or transferee with respect to the transferred Facility either to assume the obligations of the Generator with respect to this Agreement or to enter into an agreement with the other Parties hereto imposing on the acquiring party or transferee the same obligations applicable to Generator pursuant to this Article IX.

9.6  Failure to Comply with RMS.    In the event Generator fails to comply with the requirements of the WSCC Reliability Criteria Agreement incorporated herein and, in the opinion of the Operating Agent, endangers the safety or reliability of the Luna Substation, the SWNMT, or any of the Utilities’ Transmission Systems, the Operating Agent shall have the right, subject to Applicable Laws and Regulations, to disconnect the Facility from the SWNMT at the Luna Substation. Prior to any proposed disconnection pursuant to this Article 9.6, the Operating Committee shall meet, and the Operating Agent shall advise the members of the Operating Committee of the reasons for the proposed disconnection.

9.7  Publication.    Generator consents to the release by the WSCC of information related to Generator’s compliance with this Agreement only in accordance with the WSCC Reliability Criteria Agreement.

9.8  Third Parties.    Except for the rights and obligations between the WSCC and Generator specified in this Article IX, this Article IX creates contractual rights and obligations solely between the Parties. Nothing in this Article IX shall create, as between the Parties or with respect to the WSCC: (a) any obligation or liability whatsoever (other than as expressly provided in this Article IX) or (b) any duty or standard of care whatsoever. In addition, nothing in this Article IX shall create any duty, liability, or standard of care whatsoever as to any other Party. Except for the rights, as a third-party beneficiary under this Article IX of the WSCC against Generator, no third party shall have any rights whatsoever with respect to enforcement of any provision of this Article IX. The Parties expressly intend that the WSCC is a third-party beneficiary to this Article IX and the WSCC shall have the right to seek to enforce against Generator any provision of this Article IX, provided that specific performance shall be the sole remedy available to the WSCC pursuant to Article IX and Generator shall not be liable to the WSCC pursuant to this Article IX for damages of any kind whatsoever (other than the payment of sanctions to the WSCC, if so construed), whether direct, compensatory, special, indirect, consequential, or punitive.

9.9  Reserved Rights.    Nothing in the RMS or the WSCC Reliability Criteria Agreement shall limit the right of any of the Utilities, subject to any necessary regulatory approvals, to take such other actions to maintain reliability, subject to any necessary regulatory approval, including disconnection, which any of the Utilities may otherwise be entitled to take.

9.10  Termination.    The Generator may terminate its obligations pursuant to this Article IX: (a) if after the effective date of this Agreement, the requirements of the WSCC Reliability Criteria Agreement applicable to Generator are amended so as to adversely affect the Generator, provided that Generator gives fifteen (15) days’ notice of such termination to the other Parties and the WSCC within forty-five (45) days of the date of issuance of a FERC order accepting such amendment for filing, provided further that the forty-five (45) day period within which notice of termination is required may be extended by the Generator for an additional forty-five (45) days if the Generator gives written notice to the other Parties of such requested extension within the initial forty-five (45) day period; or (b) for any reason on one (1) year’s written notice to the other Parties and the WSCC.

9.11  Mutual Agreement.    This Article IX may be terminated at any time by mutual agreement of Generator and the other Parties.

9.12  Severability.    If one or more provisions of this Article IX shall be invalid, illegal or unenforceable in any respect, it shall be given effect to the extent permitted by Applicable Laws and Regulations, and such invalidity, illegality or unenforceability shall not affect the validity of the other provisions of this Article IX.

ARTICLE X

REACTIVE POWER

10.1  Obligation to Supply Reactive Power.    Generator shall supply reactive power to the transmission system in accordance with Good Utility Practice, and shall respond to requests from the Operating Agent to increase or decrease generator output voltage in a manner consistent with Generator’s obligation to operate the Facility, provided such requests are consistent with Good Utility Practice and are made in order to maintain reactive area support. The Facility shall operate in accordance with the reactive power requirements as set forth in this Agreement; provided, however, that such amount shall not exceed the amount available from the Facility’s equipment in service.

10.2  Compensation.    The Operating Agent shall compensate Generator for increasing or decreasing reactive power at the specific request of the Operating Agent outside the power factor design limitation minimum requirement specified in Article 10.3.1. Such compensation shall be in accordance with any applicable FERC tariff or rate schedule filed by Generator and accepted for filing by FERC. Each of the Parties (including EPE in its capacity as Operating Agent) reserves its right to oppose any tariff or rate schedule filed by Generator with FERC.

10.3  Reactive Power Standards.

10.3.1  Composite Power Delivery.    The Facility power factor design limitation minimum requirement shall be a reactive power capability sufficient to provide a composite power delivery at the Interconnection Point at a power factor between 95% lagging and 95% leading. Under normal real-time operating conditions, Generator shall operate the Facility to maintain a voltage schedule at the Interconnection Point as prescribed by the Operating Agent or designated representative within the Facility’s power factor design limitation minimum requirement, provided such schedule is consistent with Good Utility Practice and necessary to maintain reactive support on the transmission system. In the event that the voltage schedule at the Interconnection Point cannot be or is not maintained within such requirement, the Operating Agent may request that the Facility be operated (within the design limitations of the equipment in service at that time) up to the maximum available reactive power output (measured in MVAR) in order to achieve the prescribed voltage schedule; provided, however, that the Operating Agent has equitably coordinated such requests with other generating facilities and other reactive power compensation resources in the affected area in order to achieve the prescribed voltage schedule. Generator shall promptly comply with all such requests made by the Operating Agent and shall be compensated as provided for in Article 10.2.

10.3.2  Compliance.    In the event that under normal transmission system operating conditions, the Facility is unable to consistently maintain a reactive power capability within the power factor design limitation minimum requirement, Generator shall take appropriate actions to comply with such standards, including, if necessary, the installation of static and/or dynamic reactive power compensating devices.

10.3.3  Records.    Records of requests made to Generator by the Operating Agent, and records indicating actual responses to such requests, shall be maintained by the Operating Agent and subject to a third party independent audit at Generator’s request and expense. Any request for an audit by Generator shall be made in accordance with the second sentence of Article 7.1.3.

10.4  Failure to Supply Reactive Power.    To the extent that Generator fails to operate the Facility in accordance with this Article X and Generator has not taken any action pursuant to Article 10.3.2, the Operating Agent may, after three (3) days’ notice to Generator, take any necessary actions to remedy Generator’s default, at Generator’s expense, including requiring the installation of capacitor banks or other reactive compensation equipment required to ensure the proper voltage or reactive power supply at the Facility.

ARTICLE XI

OUTAGES, INTERRUPTIONS, AND DISCONNECTIONS

11.1  Outage Scheduling.    On or before January 1st of each year, or such other date mutually acceptable to the Operating Agent and Generator, each of the foregoing shall, subject to Article 3.7, provide to the other a non-binding preliminary maintenance schedule for the upcoming calendar year for the Luna Substation, the Luna Interconnection Facilities and

Facility. The Operating Agent and Generator shall, subject to Article 3.7, each provide the other with timely non-binding updates to such schedules to reflect any significant changes.

11.2  Scheduled Maintenance and Coordination.    To the extent practicable, the Operating Agent, and PNM and TNMP as necessary, shall schedule any testing, shutdown, or withdrawal of Luna Substation and Luna Interconnection Facilities, to coincide with Generator’s scheduled outages or, if not possible, during times acceptable to the Generator. The Operating Agent, and PNM and TNMP as necessary, shall, subject to Article 3.7, notify Generator in advance of any such testing, shutdown, or withdrawal of facilities and the schedule for maintenance as well as any changes in the schedule. The Operating Agent shall restore the Luna Interconnection Facilities and Luna Substation to service as quickly as possible in accordance with Good Utility Practice.

11.3  Other Maintenance and Coordination.

11.3.1  To the extent that Generator desires the Luna Substation Owners or the Operating Agent to perform maintenance during a time period other than a scheduled outage, the Luna Substation Owners and the Operating Agent shall use Commercially Reasonable Efforts to meet Generator’s request; provided, however, that such maintenance will not have a material adverse economic impact upon the Luna Substation Owners or the customers of the Utilities’ Transmission Systems. If the Luna Substation Owners or any of the Utilities determines, in the exercise of its reasonable judgment, that Generator’s request would have a material adverse economic impact upon the Luna Substation Owners or the customers of the Utility’s Transmission Systems, but Generator is willing to reimburse the Luna Substation Owners or the Utility for any costs incurred by them, the Luna Substation Owners and the Utility shall use Commercially Reasonable Efforts to comply with Generator’s request.

11.3.2  The Operating Agent agrees to perform any maintenance upon the Interconnected Facilities requested by Generator, provided that such maintenance is consistent with Good Utility Practice. The Operating Agent will notify Generator in advance of undertaking such maintenance as to the work expected to be done and an estimate of the expected cost. Generator reserves the right to withdraw such request any time prior to the commencement of such maintenance, provided Generator shall pay all costs resulting from the scheduling and cancellation of such maintenance, including penalties and non-refundable expenses.

11.4  Unplanned Outages.    In the event of an unplanned outage of a Party’s facility (including the Facility) that adversely affects any of the other Parties’ facilities, the Party that owns or controls the facility that is out of service shall use Commercially Reasonable Efforts to promptly restore that facility to service in accordance with Good Utility Practice and, subject to Article 3.7, to promptly notify the other Parties as to the expected duration of the unplanned outage and, to the extent known, the reason therefor.

11.5  Disconnection.

11.5.1  Disconnection during Underfrequency Load Shed Event.    The Parties shall at all times comply with NERC, WSCC, and RTO (if applicable) requirements. NERC planning criteria require the interconnected WSCC Grid frequency be maintained between 59.95 Hz and 60.05 Hz. WSCC has an off-nominal frequency program to which the EPE Transmission System adheres and all generators must also comply. In the event of an underfrequency system disturbance, the EPE Transmission System is designed to automatically activate a multi-tiered load shed program. Generator shall coordinate underfrequency relay set points for the Facility as determined by the Operating Committee, consistent with WSCC criteria.

11.5.2  Disconnection after Agreement Terminates.    Upon termination of this Agreement, the Operating Agent shall disconnect the Facility from SWNMT at the Luna Substation in accordance with the disconnection plan adopted pursuant to Article 23.4.

11.6  Continuity of Service.    Notwithstanding any other provision of this Agreement, the Operating Agent shall not be obligated to accept, and the Operating Agent may require Generator to curtail, interrupt or reduce, delivery of energy if such delivery of energy impairs the Utilities’ ability to construct, install, repair, replace or remove any of their equipment or any part of their system in a safe and reliable manner or if the Operating Agent determines that curtailment, interruption or reduction is necessary to prevent, mitigate, or remedy an Emergency or for any reason otherwise permitted by Applicable Laws and Regulations. The Parties shall coordinate, and if necessary negotiate in good faith, the timing of such curtailments, interruptions, or reductions with respect to maintenance, investigation or inspection of any of the Utilities’ equipment or system consistent with the terms and conditions of this Agreement. Except in case of Emergency, in order not to interfere unreasonably with Generator’s operations, the Operating Agent shall give Generator reasonable prior notice of any proposed curtailment, interruption or reduction, the reason(s) for its occurrence, and, if it is known, its expected duration. With respect to any curtailment, interruption or reduction permitted under this Article 11.6, the Operating Agent agrees that: (a) the curtailment, interruption, or reduction shall continue only for so long as reasonably necessary under Good Utility Practice; and (b) when the curtailment, interruption, or reduction must be made under circumstances which do not allow for advance notice, the Operating Agent will notify Generator by telephone as soon as practicable of the reasons for the curtailment, interruption, or reduction and, if known, its expected duration.

ARTICLE XII

EMERGENCY AND ABNORMAL CONDITION PROCEDURES

12.1  Emergency.    During an Emergency as declared by the Operating Agent, in its sole discretion and consistent with Good Utility Practice, or the Security Coordinator as appointed by WSCC for the Operating Agent’s region, the Operating Agent has the sole discretion to direct Generator to increase or decrease real power production (measured in MW) and/or reactive power production (measured in MVAR), within the design and operational limitations of the Facility equipment in service at the time. The Operating

Agent shall have sole discretion, exercised in accordance with Good Utility Practice, to determine that: (a) the transmission system security is threatened, and (b) any generator(s) connected to the transmission system must increase or decrease real power and/or reactive power production. Generator shall follow the Operating Agent’s orders and directives concerning Facility real power and/or reactive power output within the design limitations of the Facility’s equipment in service at the time. The Operating Agent shall restore the transmission system conditions to normal as quickly as possible to alleviate any such Emergency. The Operating Agent shall reasonably allocate the responsibility to provide real power and/or reactive power support to the transmission system during an Emergency on an equitable, non-discriminatory basis with respect to all generating units and other reactive compensation resources available to the Operating Agent. The Operating Agent, or any other Party as applicable, will compensate Generator, for an increase or decrease in real power output in compliance with Operating Agent’s directive, except for reductions, interruptions or curtailments under the applicable OATT, pursuant to mutually agreed terms or pursuant to any applicable FERC-accepted tariff or rate schedule filed by Generator.

12.2  Notice of Emergency.    The Operating Agent shall provide Generator with prompt verbal or electronic notice of any Emergency which may reasonably be expected to affect Generator’s operations of the Facility, and Generator shall provide the Operating Agent with prompt verbal notice of any generation equipment Emergency which may reasonably be expected to affect the Operating Agent’s operations. Such verbal notification shall be followed within twenty-four (24) hours with written notification, which shall describe in reasonable detail the extent of the Emergency (including damage or deficiency), the anticipated length of the outage, and the corrective actions taken.

12.3  Immediate Action.    In the event of an Emergency, the Party (either the Operating Agent or Generator) becoming aware of the Emergency may, in the exercise of its reasonable judgment and in accordance with Good Utility Practice, take such actions as are reasonable and necessary to prevent, avoid, or mitigate injury, danger, and loss, without liability to the other Parties for its actions.

12.3.1  In the event that Generator has identified an Emergency involving the transmission system, Generator shall obtain the consent of the Operating Agent before manually performing any switching operations unless, in Generator’s reasonable judgment, exercised in accordance with Good Utility Practice, immediate action is required.

12.3.2  Either the Operating Agent or Generator shall have the right to disconnect the Facility without prior notice or liability to the other Party if, in such Party’s reasonable judgment and in accordance with Good Utility Practice, an Emergency exists and immediate disconnection is required to protect persons or property from damage caused by Generator’s interconnection or lack of proper or properly operating protective devices. Prior to an Emergency, for purposes of this Article 12.3.2, the Operating Agent may deem protective devices to be operating improperly if the Operating Agent’s review pursuant to Article XIII discloses insufficient maintenance on such devices or that maintenance records do not exist or are insufficient to establish that adequate maintenance on such devices has been performed, provided that the Operating Agent shall inform Generator, in writing following the Operating Agent’s review, of such conclusions regarding maintenance of such devices and provide Generator a reasonable opportunity to demonstrate to the Operating Agent’s satisfaction that adequate maintenance has been performed. The Party initiating the disconnection shall notify the other Party of such disconnection as soon as reasonably possible after the disconnection.

12.4  Disconnection of Facility in Event of Potential Emergency.    If, at any time, the Operating Agent determines, in the exercise of its reasonable judgment and in accordance with Good Utility Practice, that the continued operation of the Facility would cause an Emergency, the Operating Agent may disconnect the Facility from the Luna Substation until such condition giving rise to the potential Emergency ceases to exist. The Operating Agent shall not be liable to Generator for the Operating Agent’s actions unless such action constitutes willful misconduct on the part of the Operating Agent.

12.4.1  Notice of Disconnection.    The Operating Agent shall provide Generator with as much advance notice as is reasonably practical under the circumstances of Operating Agent’s intent to disconnect the Facility in response to a condition that would cause an Emergency. Subject to Article 3.7, the Operating Agent shall also provide Generator with information relating to the nature of the potential Emergency and the expected duration of the disconnection at the Interconnection Point.

12.4.2  Opportunity to Resolve Condition.    To the extent reasonably practical, if the condition that would cause the Emergency is at the Facility, the Operating Agent shall allow Generator an opportunity to remove or remedy such condition at the Facility before the Operating Agent disconnects the Facility.

12.4.3  Conference Regarding Condition.    In the event of disconnection, the Operating Agent shall promptly confer with one of Generator’s Operating Committee representatives regarding the condition that gave rise to the disconnection. The Operating Agent shall provide Generator with its recommendation, if any, regarding the timely correction of the condition.

12.4.4  Restoration.    The Operating Agent shall promptly reconnect the Facility when the condition giving rise to the potential Emergency ceases to exist and shall use reasonable efforts consistent with Good Utility Practice to minimize the duration of any disconnection.

12.5  Audit Rights.    The Operating Agent and Generator shall keep and maintain records of any actions taken during an Emergency that may reasonably be expected to impact the others’ facilities and shall make such records available for review by the other or its auditor upon the request and expense of the other. Any request for such an audit shall be made no later than twenty-four (24) months following the actions taken in conjunction with the Emergency.

12.7  Abnormal Conditions.    To the extent the Operating Agent is aware of any Abnormal Condition, the Operating Agent will provide Generator with reasonably prompt oral notification of such Abnormal Condition if it may reasonably be expected to affect Generator’s Facility or operations. To the extent that Generator is aware of any Abnormal Condition, Generator will provide the Operating Agent with reasonably prompt oral notification of such Abnormal Condition if it may reasonably be expected to affect the operations of the Operating Agent’s or any Utilities’ facilities. Subject to Article 3.7, any such oral notification provided hereunder shall include a description of the Abnormal Condition, its anticipated duration, and the corrective action taken and/or to be taken with respect to the notifying Party’s facilities, and shall be followed as soon as practicable with written confirmation of the facts. Each Party shall cooperate and coordinate with the other Parties in taking whatever corrective measures on its facilities as are reasonably necessary to mitigate or eliminate the Abnormal Condition, including, to the extent necessary, adjusting the operation of equipment to within its rated operating parameters; provided, however, that such measures are consistent with Good Utility Practice and do not require operation of any of the Parties’ facilities outside their operating limits.

ARTICLE XIII

MAINTENANCE

13.1  The Operating Agent Obligations.    The Operating Agent shall maintain and repair/replace the Luna Interconnection Facilities, and each Utility shall maintain and repair/replace any Interconnection System Upgrades on its transmission system: (a) in a safe and reliable manner; (b) in accordance with Good Utility Practice; and (c) in accordance with the terms and conditions of this Agreement.

13.2  Generator Obligations.    Generator shall maintain and repair/replace the Facility and Generator’s Interconnection Facilities: (a) in a safe and reliable manner; (b) in accordance with Good Utility Practice; and (c) in accordance with the terms and conditions of this Agreement.

13.3  Maintenance Expenses.    In accordance with Articles 5.3 and 5.4 and subject to Article 5.14, Generator shall be responsible for all expenses associated with maintaining and repairing/replacing the Interconnected Facilities. The Operating Agent agrees to provide Generator in June of each year with its best estimate of the costs required to operate and maintain the Luna Interconnection Facilities over the next twelve (12) months. The Operating Agent will notify Generator in advance of any increase in the cost of work to be performed if the total amount increases by twenty-five percent (25%) or more of the estimate provided to Generator. Any such increase shall be subject to Generator’s authorization, which shall not be unreasonably delayed, withheld or denied. In accordance with Article 5.4.2, each Utility shall be responsible for all expenses associated with maintaining and repairing/replacing Interconnection System Upgrades on its transmission system after the Operation Date.

13.4  Coordination.    Generator agrees to coordinate with the Operating Agent in accordance with procedures developed by the Operating Committee, regarding the inspection, maintenance, and testing of those secondary systems in the Facility and Interconnected Facilities directly affecting the operation of the Luna Substation, the SWNMT and the Utilities’ Transmission

Systems. To the extent possible, Generator shall provide five (5) Business Days advance written notice to the Operating Agent before undertaking such work in these areas, especially in electrical circuits involving circuit breaker trip and close contacts, current transformers, or potential transformers.

13.5  Observation of Deficiencies.    Each Party shall have the right, but not the obligation, to observe the testing and maintenance activities performed by the other Parties with respect to facilities whose performance may adversely affect the reliability of the observing Party’s facilities. If the observing Party observes any deficiencies or defects associated with, or becomes aware of a lack of maintenance, inspections, or testing with respect to, any of the other Parties’ facilities and equipment that might be reasonably expected to adversely affect the observing Party’s facilities and equipment, the observing Party shall provide prompt written notice to such other Party. Notwithstanding the foregoing, the observing Party shall have no liability for failure to give such notice. Upon receipt of such written notice, such Party shall take any necessary corrective actions in accordance with Good Utility Practice.

13.6  Review of Maintenance Records.    Upon ten (10) Business Days’ written notice to Generator, Generator shall provide the Operating Agent with access to Generator’s maintenance, inspection, and testing records for Generator’s Interconnection Facilities and any other facilities whose operation may reasonably be expected to affect the reliability of the Luna Interconnection Facilities and the Luna Substation. The other facilities shall include, but not be limited to, generator step up transformers, protection systems, metering, communications systems, breakers, automatic voltage regulators, generator governor and excitation systems. Upon ten (10) Business Days’ written notice to the Operating Agent, the Operating Agent shall, subject to Article 3.7, provide Generator with access to the Operating Agent’s maintenance, inspection, and testing records for the Luna Interconnection Facilities and the Luna Substation.

ARTICLE XIV

METERING

14.1  General.    Prior to the Operation Date, the Project Manager shall provide, install, and maintain Metering Equipment necessary to meet the obligations of the Luna Substation Owners under this Agreement. Beginning on the Operation Date, the Operating Agent shall assume responsibility for operating and maintaining the Metering Equipment. The ownership of the Metering Equipment by each of the Luna Substation Owners shall be in the same percentage as the ownership interest each holds in the SWNMT at Luna Substation. At the Operating Agent’s option, the Metering Equipment shall be located or adjusted in such a manner to account for any transformation or interconnection losses between the location of the meter and the Interconnection Point. The location of the Metering Equipment and Generator’s verification meters are identified on Appendix D.

14.2  Testing.    The Operating Agent shall inspect and test Metering Equipment on an annual basis or at such other time intervals as may be directed by the Operating Committee; provided, however, that Generator, may request, after demonstrating good cause, one additional inspection and test for Metering Equipment per year. In addition, any Party may request a special test of meters, but such Party shall bear the cost of such testing unless an inaccuracy shall be disclosed exceeding one percent (1%), in which case the Operating Agent shall be responsible for the costs of the special testing. Authorized representatives of each Party shall have the right to be present at all routine or special tests and to inspect any readings, testing, adjustment or calibration of the meters. The Operating Agent shall promptly correct any inaccuracy disclosed through such inspections and tests. For the purpose of checking the performance of the Metering Equipment, Generator may install check metering equipment, which such equipment shall be owned and maintained by Generator.

14.3  Data Metered.    The following data shall be real-time metered and sent electronically to the Operating Agent’s SOCC: (a) net MW output of each generator of the Facility; (b) reactive power output of each generator of the Facility, both positive and negative; (c) 345 kV bus voltage; (d) indications (open or closed) of all circuit breakers; (e) indications (open or closed) of all circuit switches; (f) various alarm points, as determined by the Operating Agent; (g) various relay indications and relay alarms; and (h) any other data as determined by the Operating Agent.

14.4  Data Available Upon Request.    The Operating Agent shall provide to Generator and the other Parties all metering quantities in analog and/or digital form, whichever is available, upon request.

14.5  Costs.    Except as otherwise provided for in this Article XIV, Generator shall bear all reasonable costs associated with (a) the installation and/or relocation of Metering Equipment, (b) the operation, maintenance, repair and administration of Metering Equipment, and (c) the provision of metering data to Generator. All such costs shall be separately stated on the invoice sent to Generator by the Project Manager or Operating Agent, as applicable.

ARTICLE XV

SAFETY

15.1  General.    All work performed by a Party shall be performed in accordance with Good Utility Practice and all Applicable Laws and Regulations, Environmental Laws, and other requirements regarding the safety of persons and property.

15.2  Environmental Releases.    No later than twenty-four (24) hours after a Party becomes aware of a Release of any Hazardous Substances, any asbestos or lead abatement activities, or any type of remediation activities, such Party shall provide written notice to the other Parties of such Release or activities, describing in reasonable detail the nature of such Release or activities. Such Party shall also promptly provide the other Parties with copies of any reports filed with any Governmental Authority regarding such Release or activities.

15.3  Other Environmental Impact.    No Party shall take any action(s) knowing that such action(s) might be reasonably expected to have a material adverse environmental impact upon the operations of the other Parties without prior written notification and agreement between the Parties.

ARTICLE XVI

COMMUNICATIONS

16.1  Equipment.    Generator, at its own expense, shall maintain satisfactory communications with the Operating Agent or its designated representative. At Generator’s expense, Generator shall install and maintain real-time operating communications with the Operating Agent’s SOCC to the satisfaction of the Operating Agent or its designated representative. The data circuit(s) shall extend from Generator’s Facility to a location(s) specified by the Operating Agent. Any required maintenance of such communications equipment shall be performed at Generator’s expense, but may be performed by Generator or by the Operating Agent.

16.2  Remote Terminal Unit.    A Remote Terminal Unit (“RTU”) or equivalent data collection and transfer equipment acceptable to Generator and the Operating Agent shall be installed by Generator or by the Project Manager at Generator’s expense, to gather accumulated and instantaneous data to be telemetered to a location(s) designated by the Operating Agent through use of a dedicated point-to-point data circuit(s). Generator shall install or facilitate installation of such equipment as soon as practicable, provided that installation shall be accomplished prior to the date of unit testing or the Commercial Operation Date, whichever comes first. The communication protocol for this data circuit(s) shall be specified by the Operating Agent. Instantaneous bi-directional analog real power and reactive power flow information must be telemetered directly to the location(s) specified by the Operating Agent. The Operating Agent shall provide EPE, PNM and TNMP, as applicable, with access to such data upon request and at their expense.

ARTICLE XVII

INFORMATION REPORTING

17.1  General.    Generator shall provide to the Operating Agent all information, documents, or data, in the specified format, required for the Operating Agent to fulfill its obligations to NERC, WSCC, the RTO (if applicable) or any Governmental Authority requiring system information. Such information, documents, or data shall be supplied within a reasonable time frame designated by the Operating Agent to meet these obligations.

17.2  Compliance Monitoring Reporting.    Generator shall provide all information, documents, or data, in the specified format, requested by NERC, WSCC, the RTO (if applicable) or any other entity with jurisdiction requiring system information for purposes of compliance monitoring programs including RMS. Such information, documents, or data shall be provided to the Operating Agent if required by the specific compliance program or to the extent otherwise required by this Agreement. Such information, documents, or data shall be supplied within the time frame designated by such compliance program sponsor to meet these obligations.

17.3  Regulatory Agency Reporting.    Generator shall provide to the Operating Agent all information, documents, or data, in the specified format, required by the Operating Agent to fulfill reporting obligations to any Governmental Authority including FERC. Such information, documents, or data shall be supplied within a reasonable time frame designated by the Operating Agent to meet these obligations.

17.4  Penalties.    Generator shall be responsible for reimbursement to the Operating Agent of any economic sanctions or portions thereof, as applicable, or penalties incurred or imposed upon the Operating Agent due solely to Generator’s failure to provide information, documents, or data in the specified format within the time frame specified by the Operating Agent, or the compliance monitoring program, except to the extent that Generator’s failure is due solely to the Operating Agent’s or any of its Agents’ negligence or willful misconduct.

ARTICLE XVIII

DOCUMENTATION

18.1  General.    Each Party shall provide the other Parties with appropriate documentation, consistent with Good Utility Practice, in the form of written test records, operation and maintenance procedures, drawings, material lists, or descriptions whenever a Party makes a change, alteration, or modification to its property, equipment, or facilities that could reasonably be expected to affect the other Parties, or whenever such documentation is necessary to ensure the safe and reliable operation of the Utilities’ Transmission Systems, the SWNMT, the Facility, or the Interconnected Facilities, pursuant to Good Utility Practice or required by the Operating Committee.

18.2  Drawings.    The Operating Agent shall identify, number, and provide Generator with a duplicate set of current drawings that represent equipment or facilities that shall be used or operated at or near the Interconnection Point, which shall consist of one or more of the following: (a) system one-line drawings that include breaker and switch designations—single page format drawings used for dispatch and operation purposes; (b) one-line drawings—prints used in conceptual design which provide detail on facility and system interconnections; (c) elementary diagrams—drawings which provide a higher level of detail than one-line drawings and identify on a single-line basis current and voltage transformer locations, protection relay types, and meter and control connections; (d) three-line diagrams—drawings which provide the highest level of detail for the facilities in a three-line format with specific current and voltage transformer connections, relay and meter connections; (e) schematic drawings or elementaries—drawings which provide information on apparatus controls, switch developments, etc.; (f) relay and control panel front view and wiring diagrams—drawings which describe physical panel layout, relay, terminal block and device locations, wiring, and other construction details; and (g) other physical drawings—drawings which include information on foundations, equipment layouts, grounding panel construction, site plans, etc.

ARTICLE XIX

FORCE MAJEURE

19.1  Definition.    As used in this Agreement, the term “Force Majeure” means any cause that is beyond the reasonable control of the Party affected which, despite the affected Party’s exercise of Due Diligence to prevent or overcome, prevents the performance by such affected Party of its obligations under this Agreement. Subject to the foregoing, “Force Majeure” shall include sabotage, strikes or other labor difficulties, riots, civil disturbances, acts of God, wars, acts of public enemies, epidemics, drought, earthquake, flood, explosion, fire, lightning, landslides, or similar cataclysmic event, breakage or accident to machinery or equipment, order, regulation, or restriction imposed by governmental military or lawfully established civil authorities, the occurrence of an event described in the first sentence of Article 2.4 (provided that the Party asserting Force Majeure based on such occurrence complies with its obligations under Article 2.4), or any other cause, whether of the kind enumerated herein or otherwise. A Force Majeure event does not include : (a) economic hardship of or loss of markets by a Party; (b) the unavailability of transmission or distribution capability, unless the Party claiming Force Majeure has contracted for firm transmission and such unavailability is the result of a “force majeure” event or “uncontrollable force” or a similar term as defined under the applicable transmission tariff; (c) events resulting from, or attributable to, normal wear and tear experienced in power generation, interconnection, and transmission materials and equipment; and (d) events attributable to negligence or willful misconduct, failure to comply with any Applicable Laws and Regulations, any default under this Agreement, or any failure to act in accordance with Good Utility Practice in each case by the Party claiming Force Majeure.

19.2  Performance Excused.    If any Party is rendered wholly or partially unable to perform under this Agreement because of a Force Majeure event, such Party shall be excused from such obligations to the extent that the occurrence of the Force Majeure event prevents such Party’s performance and such Party shall not be liable for any resulting damages, provided that: (a) the non-performing Party provides the other Parties with prompt verbal notice of the occurrence of the Force Majeure event, and provides written notice describing in reasonable detail the nature of the Force Majeure event within three (3) Business Days of the Force Majeure event; (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event; (c) the non-performing Party uses Due Diligence to remedy its inability to perform; and (d) as soon as the non-performing Party is able to resume performance of its obligations excused as a result of the occurrence, it gives prompt written notification thereof to the other Parties.

19.3  Labor Issues.    No Party shall be required to settle a strike or other labor dispute affecting its operations.

19.4  Payment Not Excused.    Nothing in this Article XIX shall excuse any Party from making payments due pursuant to the terms and conditions of this Agreement for the period prior to the occurrence of the Force Majeure event.

ARTICLE XX

INDEMNIFICATION

20.1  INTERCONNECTION INDEMNITY.    GENERATOR SHALL AT ALL TIMES INDEMNIFY AND HOLD HARMLESS THE OPERATING AGENT, THE LUNA SUBSTATION OWNERS, THE UTILITIES AND THE SWNMT PARTICIPANTS FOR, AGAINST AND FROM ANY AND ALL DAMAGES, LOSSES, CLAIMS, INCLUDING CLAIMS AND ACTIONS RELATING TO INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY, DEMANDS, SUITS, RECOVERIES, COSTS AND EXPENSES, COURT COSTS, ATTORNEY FEES, AND ALL OTHER

OBLIGATIONS BY OR TO THIRD PARTIES, ARISING OUT OF OR RESULTING FROM THE OPERATING AGENT’S PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT ON BEHALF OF GENERATOR, EXCEPT IN CASES OF NEGLIGENCE OR INTENTIONAL WRONGDOING BY THE OPERATING AGENT.

20.2  RECIPROCAL INDEMNITY.    EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH PARTY SHALL INDEMNIFY AND HOLD HARMLESS EACH OTHER PARTY, ITS AFFILIATES, AGENTS, SUCCESSORS, REPRESENTATIVES AND PERMITTED ASSIGNS FOR, AGAINST AND FROM ANY CLAIM, LIABILITY, DAMAGE, LOSS OR EXPENSE OF ANY KIND OR NATURE (INCLUDING REASONABLE ATTORNEYS’ FEES), (A) FOR PERSONAL INJURY TO OR DEATH OF ANY PERSON, (B) FOR LOSS OF OR DAMAGE TO PROPERTY OF THIRD PARTIES OR THE REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY OF SUCH OTHER PARTY, OR (C) ARISING OUT OF OR RESULTING FROM PERFORMANCE OF OBLIGATIONS UNDER THIS AGREEMENT, IN EACH INSTANCE TO THE EXTENT DETERMINED TO BE ATTRIBUTABLE TO THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR STRICT LIABILITY IN TORT OF OR BREACH OF THIS AGREEMENT BY THE INDEMNITOR OR ITS AFFILIATES, AGENTS, SUCCESSORS OR PERMITTED ASSIGNS.

20.3  DAMAGE DISCLAIMER.    THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFIT OR REVENUE, LOSS OF THE USE OF EQUIPMENT, COST OF CAPITAL, COST OF TEMPORARY EQUIPMENT OR SERVICES, WHETHER BASED ON BREACH OF CONTRACT, NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER CAUSES OF ACTION. ALL PAYMENTS DUE FOR SERVICES UNDER THIS AGREEMENT AND ALL COSTS, EXPENSES, AND PAYMENTS DUE UNDER ARTICLE 5.4.6 SHALL BE DEEMED TO CONSTITUTE DIRECT (NOT SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL) DAMAGES FOR PURPOSES OF THIS ARTICLE 20.3. THE PROVISIONS AND DISCLAIMERS OF THIS ARTICLE 20.3 SHALL NOT APPLY TO CLAIMS FOR PERSONAL INJURY OR DEATH AND SHALL NOT APPLY TO ARTICLE 11.3.2 AND ARTICLE 22.7 OF THIS AGREEMENT.

20.4  Indemnities Reformed.    The indemnities set forth in this Article XX shall be construed to be effective to the maximum extent permitted by Applicable Laws and Regulations. To the extent that any of the indemnities are determined to be unenforceable or void under

Applicable Laws and Regulations, the indemnities shall be reformed and restated to the extent necessary to render them effective.

20.5  Indemnification Procedures.    If any Party intends to seek indemnification under this Article XX from any other Party, the Party seeking indemnification shall give such other Party written notice of such claim within thirty (30) days of the commencement of, or actual knowledge of, such claim. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated, if necessary) of the claim that has been or may be sustained by such Party. To the extent that the other Party is actually and materially prejudiced as a result of the failure to provide such notice, the other Party’s liability under the provisions of this Article XX shall be reduced proportionately to such prejudice. The Party being indemnified may, if in its reasonable judgment its interests are adverse to the interests of the indemnifying Party, elect to assume at its own expense and by its own counsel the defense of the claim, in which case the indemnifying Party shall cooperate in good faith at its own expense with the Party being indemnified in such defense. No Party shall settle or compromise any claim without the prior written consent of the Party from which it is seeking indemnification; provided, however, that such consent shall not be unreasonably withheld, delayed or denied.

20.6  Additional Indemnification Provisions.    If a court of competent jurisdiction determines that NMSA 1978, §56-7-1 is applicable to this Agreement, then nothing in this Article 20.6 or any other indemnification provision of this Agreement shall extend to liability, claims, damages, losses, or expenses, including attorney fees, arising out of:

1.  The preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs, or specifications by the indemnitee or the employees or agents of the indemnitee; or

2.  The giving of or failure to give directions or instructions by the indemnitee, or the employees or agents of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property.

20.7  Survival.    The indemnification obligations, covenants and disclaimers, under this Article XX shall continue in full force and effect regardless of whether this Agreement has expired or been terminated or cancelled and shall not be limited in any way by any limitation on insurance, on the amount or types of damages, or by any compensation or benefits payable by the Parties under any applicable workers’ compensation acts, disability benefit acts, or other employee acts.

ARTICLE XXI

INSURANCE

21.1  Generator.    Without limiting any obligations or liabilities under this Agreement, Generator shall, at its expense, provide and maintain in effect for the term of this Agreement, insurance against the risks set forth below. All insurance shall include waivers of subrogation in favor of the Luna Substation Owners, SWNMT Participants, Utilities, Operating Agent and Project Manager.

21.1.1  Workers’ compensation insurance with minimum statutory limits to cover obligations imposed by federal and state statutes applicable to the Generator’s employees and employer’s liability insurance with a minimum limit of one million dollars ($1,000,000) per accident.

21.1.2  Commercial general liability insurance, including contractual liability, broad form property damage, premises operations, and personal injury coverage in the amount of twenty-five million dollars ($25,000,000) per occurrence for bodily injury and property damage. Such insurance shall cover the Luna Substation Owners, the SWNMT Participants, the Utilities (and affiliated companies), the Project Manager and the Operating Agent as additional insureds, and shall have cross liability coverage by way of a separation of insureds clause.

21.2  Owners.    Without limiting any obligations or liabilities under this Agreement, the Luna Substation Owners, individually and in their capacity as Utility, SWNMT Participant, Operating Agent and/or Project Manager, shall provide and maintain in effect for the term of this Agreement, insurance against the risks set forth below. All insurance shall include waivers of subrogation in favor of Generator.

21.2.1  Workers’ compensation insurance with minimum statutory limits to cover obligations imposed by federal and state statutes applicable to the employees of Operating Agent and employer’s liability insurance with a minimum limit of one million dollars ($1,000,000) per accident.

21.2.2  Commercial general liability insurance, including contractual liability, broad form property damage, premises operations, and personal injury coverage in the amount of twenty-five million dollars ($25,000,000) per occurrence for bodily injury and property damage. Such insurance shall cover Generator as an additional insured, and shall have cross liability coverage by way of a separation of insureds clause.

21.3  Notice of Cancellation.    All policies shall provide for thirty (30) calendar days’ prior written notice of cancellation or material adverse change and ten (10) calendar days’ prior written notice of non-payment of premiums. Copies of any such notice shall be provided to each Party and the Operating Agent. Prior to the Operation Date and annually thereafter, each Party shall provide, upon request, evidence of insurance to the Operating Agent and the other Parties.

21.4  Self-Insurance.    At its option, each Party may, with adequate credit assurance provided to the other Parties, self-insure all or part of the insurance required in this Article XXI; provided however, that all other provisions of this Article XXI, including waiver of subrogation and additional insured status, shall remain enforceable. A Party’s election to self-insure shall not in any manner result in a reduction of rights and/or benefits otherwise available to the other Parties through formal insurance policies and endorsements as specified in this Article XXI. Each Party shall be responsible for its respective amounts of self-insurance retentions and/or deductibles.

ARTICLE XXII

DEFAULT

22.1  General.    A Party shall be deemed to have breached this Agreement upon the occurrence of any of the events specified in Article 22.2. A Party shall be deemed to be in default of its obligations under this Agreement upon its failure to cure such breach in accordance with the procedures set forth in this Article XXII.

22.2  Events Constituting Breach.    The following events shall constitute events of breach by a Party (“Breaching Party”) under this Agreement:

(a)  the failure by the Breaching Party to make any payment as required under the terms of this Agreement;

(b)  the failure by the Breaching Party to comply with any material term or condition of this Agreement, including any material breach of a representation, warranty, or covenant of this Agreement;

(c)  the Breaching Party (or any entity guaranteeing the obligations of such Breaching Party): (i) files or consents by answer or otherwise to a filing against it of any petition or case seeking relief under any federal, state, or foreign bankruptcy, insolvency, or similar law (collectively, “Bankruptcy Laws”); (ii) makes a general assignment for the benefit of a creditor(s); (iii) applies for or consents to the appointment of a custodian, receiver, trustee, conservator, or other officer with similar powers over it or over any substantial part of its property (“Custodian”); (iv) takes corporate action for the purpose of any of the events described in Article 22.2(c)(i)-(iii), above; (v) is dissolved; (vi) by decree of a court of competent jurisdiction, is adjudicated insolvent; or (vii) is unable to provide adequate assurances to the other Parties of the Breaching Party’s continued ability to perform;

(d)  a Governmental Authority enters or issues an order or a decree with respect to the Breaching Party: (i) appointing a Custodian; (ii) constituting an order for relief under, or approving a petition or case for relief or reorganization or any other petition or case to take advantage of, any Bankruptcy Laws; or (iii) ordering its dissolution, winding-up, or liquidation;

(e)  the assignment of this Agreement by the Breaching Party in a manner inconsistent with the terms and conditions of this Agreement;

(f)  the failure of the Breaching Party to provide access rights, or the Breaching Party’s attempt to revoke or terminate such access rights, as provided under this Agreement; and

(g) the failure by the Breaching Party to provide information or data to one of the other Parties (“Non-Breaching Parties”) as required under this Agreement, provided that the Non-Breaching Party seeking such information or data requires such information or data to satisfy its obligations under this Agreement.

22.3  Notice by Breaching Party.    In the event of a breach under Article 22.2(c) or Article 22.2(d), the Breaching Party shall provide the Non-Breaching Parities notice of the event of breach within three (3) Business Days of the occurrence of such event of breach. Such notice shall be in writing and set forth in reasonable detail the nature of the event of breach.

22.4  Cure and Default.    Upon obtaining knowledge of an event of breach under Article XXII, a Non-Breaching Party shall give written notice to the Breaching Party and the other Parties, describing, in reasonable detail, to the extent known and applicable, the actions necessary to cure the event of breach. Upon receiving such notice, the Breaching Party shall have thirty (30) days to cure such breach. If the breach cannot be cured within thirty (30) days, the Breaching Party shall commence in good faith all actions that are reasonable and appropriate to cure such breach within such thirty (30) day period, and thereafter shall pursue such action to completion. In the event that the Breaching Party (a) fails to cure such breach or fails to take all actions that are reasonable and appropriate to cure such breach within thirty (30) days of receiving the notice from the Non-Breaching Party or (b) having commenced cure within such thirty (30) day period, fails to complete cure within one hundred eighty (180) days of receiving the notice from the Non-Breaching Party, the Breaching Party shall be in default of this Agreement.

22.5  Continued Operations.    In the event of a breach or a default by a Party, but prior to termination of this Agreement, the Parties shall continue to operate and maintain such power systems, protective devices, metering equipment, transformers, communications equipment, building facilities, software, documentation, structural components, and other facilities, equipment, and appurtenances that are reasonably necessary to operate and maintain the Luna Substation, the SWNMT, the Utilities’ Transmission Systems and the Facility in a safe and reliable manner.

22.6  Upon Default.    Upon default, a non-defaulting Party may: (a) commence an action to require the Party in default to remedy such default and specifically perform its obligations under this Agreement; (b) pursue other rights and remedies as it may have in law or equity (subject to the limitations set forth in Article XX); and/or (c) terminate this Agreement pursuant to Article 23.2. Notwithstanding the foregoing, the Luna Substation Owners or the Utilities may not terminate this Agreement upon a default by Generator provided that (x) the Luna Substation Owners or Utilities, as the case may be, can be made whole by monetary damages, (y) Generator agrees to compensate the Luna Substation Owners and/or the Utilities, as the case may be, for damages suffered by them as a result of such default (subject to the limitations set forth in Article XX) and (z) such default does not pose a threat to the safety or reliability of the Luna Substation, the SWNMT, or the Utilities’ Transmission Systems.

22.7  Generator’s Default in Payment for Equipment.    If Generator is in default of its obligation to reimburse or otherwise pay the Project Manager, Luna Substation Owners or the applicable Utility, as the case may be, for the cost of all or any part of the Luna Interconnection Facilities and the Protective Equipment (the portion of such equipment for which Generator is in default of payment is herewith referred to as “Default Equipment”), then Generator shall pay the Project Manager, Luna Substation Owners or the applicable Utility, as the case may be, the sum of (a) the costs incurred by or on behalf of the Luna Substation Owners for the acquisition, installation and maintenance of such Default Equipment (including appropriate carrying charges on such Default Equipment calculated from the date of acquisition), (b) the costs incurred by or on behalf of the Luna Substation Owners for labor with respect to the Default Equipment, and (c) interest at the Interest Rate on the amounts specified in subparts (a) and (b) above calculated from the date of breach. If Generator is in default of its obligation to reimburse or otherwise pay any of the Utilities for the cost of all or any part of the Interconnection System Upgrades on such Utility’s Transmission System (the portion of such upgrade for which Generator is in default of payment is herewith referred to as “Default Upgrade”), then Generator shall pay such Utility the sum of (x) the costs incurred by or on behalf of such Utility for the acquisition, installation and other related costs of such Default Upgrade (including appropriate carrying charges on such Default Upgrade calculated from the date of acquisition), (y) the costs incurred by or on behalf of such Utility for labor with respect to the Default Upgrade, and (z) interest at the Interest Rate on the amounts specified in subparts (x) and (y) above calculated from the date of breach.

ARTICLE XXIII

TERMINATION

23.1  Expiration of Term.    Except as otherwise provided in this Article XXIII, this Agreement shall terminate at the conclusion of the term set forth in Article 2.3.

23.2  Termination in the Event of Default.    Subject to Articles 23.3 and 22.6, the Operating Agent or Generator may each terminate this Agreement upon the default by the other Party upon: (a) providing written notice of termination to each of the other Parties; and (b) to the extent required, filing a notice of termination with FERC, which notice must be accepted for filing by FERC.

23.3  Survival.    Termination of this Agreement shall not relieve any Party of any of its liabilities or obligations arising hereunder prior to the effective date of the termination of this Agreement. In the event of termination, each Party may take whatever judicial or administrative actions are necessary to enforce its rights under this Agreement.

23.4  Disconnection and Disposition of Facilities Upon Termination.    Upon termination of this Agreement, unless otherwise ordered or approved by FERC, the Operating Agent may disconnect the Facility from the SWNMT at the Luna Substation in accordance with a plan for disconnection which the Operating Committee approves or upon which the Parties agree. The Luna Substation Owners may dispose of the Luna Interconnection Facilities and the Protective Equipment as the Parties agree, and any of the Utilities may retain or dispose of any Interconnection System Upgrades on its transmission system in its sole discretion, provided that in either case Generator shall pay any applicable Termination Costs.

ARTICLE XXIV

CREDITWORTHINESS

For purposes of determining Generator’s ability to meet its obligations hereunder or at any time thereafter during the term of this Agreement, Operating Agent or Project Manager may require Generator to provide and maintain in effect a letter of credit or other form of security to meet Generator’s responsibilities and obligations or an alternate form of security consistent with commercial practices established by the Uniform Commercial Code that protects Operating Agent or Project Manager against non-payment. In any instance where facilities to be built require Operating Agent or Project Manager to incur costs, Operating Agent or Project Manager will not be obligated to incur any costs until Generator provides Operating Agent or Project Manager with a letter of credit or other reasonable form of security acceptable to Operating Agent or Project Manager, consistent with commercial practices as established by Uniform Commercial Code, equivalent to the costs of the new facilities or upgrades.

ARTICLE XXV

RELATIONSHIP OF THE PARTIES

25.1  General.    EPE (including in its capacities as Project Manager and Operating Agent), PNM, TNMP and Generator are independent contractors. Nothing in this Agreement creates, or is intended to create, an association, trust, partnership or joint venture or impose a trust or partnership duty obligation or liability on or with regard to any of the Parties. Each Party shall be individually responsible for its own covenants, obligations, and liabilities under the terms and conditions of this Agreement.

25.2  Luna Substation Owners.    EPE, PNM, TNMP, in their capacity as the Luna Substation Owners, are severally but not jointly liable for the obligations of the Luna Substation Owners under this Agreement. The liability of each of EPE, PNM, and TNMP for any obligation of the Luna Substation Owners under this Agreement is the percentage of such obligation equal to its percentage ownership interest in the Luna Substation. None of EPE, PNM or TNMP shall be liable for the obligation of either of the other two as Luna Substation Owners.

ARTICLE XXVI

REPRESENTATIONS AND WARRANTIES

26.1  Representations of EPE.    EPE represents and warrants to each of the other Parties as follows:

(a)  EPE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and EPE has the requisite corporate power and authority to carry on its business as now being conducted;

(b)  EPE has the requisite corporate power to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by EPE and no other corporate proceedings on the part of EPE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EPE and constitutes a legal, valid, and binding agreement of EPE enforceable against it according to its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles;

(c)  EPE is not in violation of any Applicable Laws and Regulations promulgated or judgment entered by any Governmental Authority, which individually or in the aggregate would adversely affect EPE’s entering into or performance of its obligations under this Agreement;

(d)  EPE’s entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

(e)  EPE shall comply with all Applicable Laws and Regulations of all Governmental Authorities having jurisdiction over EPE or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on Generator.

26.2  Representations of PNM.    PNM represents and warrants to each of the other Parties as follows:

(a)  PNM is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Mexico and PNM has the requisite corporate power and authority to carry on its business as now being conducted;

(b)  PNM has the requisite corporate power to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by PNM and no other corporate proceedings on the part of PNM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PNM and constitutes a legal, valid, and binding agreement of PNM enforceable against it according to its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles;

(c)  PNM is not in violation of any Applicable Laws and Regulations promulgated or judgment entered by any Governmental Authority, which individually or in the aggregate would adversely affect PNM’s entering into or performance of its obligations under this Agreement;

(d)  PNM’s entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

(e)  PNM shall comply with all Applicable Laws and Regulations of all Governmental Authorities having jurisdiction over PNM or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on Generator.

26.3  Representations of TNMP.    TNMP represents and warrants to each of the other Parties as follows:

(a)  TNMP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and TNMP has the requisite corporate power and authority to carry on its business as now being conducted;

(b)  TNMP has the requisite corporate power to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by TNMP and no other corporate proceedings on the part of TNMP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TNMP and constitutes a legal, valid, and binding agreement of TNMP enforceable against it according to its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles;

(c)  TNMP is not in violation of any Applicable Laws and Regulations promulgated or judgment entered by any Governmental Authority, which individually or in the aggregate would adversely affect

TNMP’s entering into or performance of its obligations under this Agreement;

(d)  TNMP’s entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

(e)  TNMP shall comply with all Applicable Laws and Regulations of all Governmental Authorities having jurisdiction over TNMP or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on Generator.

26.4  Representations of Generator.    Generator represents and warrants to each of the other Parties as follows:

(a)  Generator is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and Generator has the requisite power and authority to carry on its business as now being conducted;

(b)  Generator has the requisite power to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized by corporate officer of Generator and no other proceedings on the part of Generator are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Generator and constitutes a legal, valid, and binding agreement of Generator enforceable against it according to its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles;

(c)  Generator is not in violation of any Applicable Laws and Regulations promulgated or judgment entered by any Governmental Authority, which individually or in the aggregate would adversely affect Generator’s entering into or performance of its obligations under this Agreement;

(d)  Generator’s entering into and performance of its obligations under this Agreement will not give rise to any default under any agreement to which it is a party; and

(e)  Generator shall comply with all Applicable Laws and Regulations of all Governmental Authorities having jurisdiction over Generator or the transactions under this Agreement and with which failure to comply could reasonably be expected to have a material adverse effect on EPE.

26.5  Representations of Each Party.    The representations and warranties set forth in Articles 26.1 through 26.4 shall continue in full force and effect for the term of this Agreement.

ARTICLE XXVII

ASSIGNMENT

27.1  General.    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of any of the other Parties, such consent not to be unreasonably withheld or delayed; provided, however, that such prior consent shall not be required (a) for an assignment to an Affiliate or (b) for security for a financing party. Any assignment of this Agreement in violation of this Article XXVII shall be, at the option of any of the non-assigning Parties, void. The assignee shall expressly assume all of the assignor’s obligations under this Agreement.

27.2  EPE.    Notwithstanding Article 27.1, any party with which EPE may consolidate, or into which it may merge, or into which it may convey or transfer substantially all of its electric utility assets or part of the EPE Transmission System that includes EPE’s portion of the Luna Interconnection Facilities and Interconnection System Upgrades, or its interest in the Luna Substation and/or the SWNMT, shall automatically and without the consent or approval of Generator or any of the other Parties succeed to all of EPE’s rights, interests, duties and obligations under this Agreement.

27.3  PNM.    Notwithstanding Article 27.1, any party with which PNM may consolidate, or into which it may merge, or into which it may convey or transfer substantially all of its electric utility assets or part of the PNM Transmission System that includes PNM’s portion of the Luna Interconnection Facilities and Interconnection System Upgrades, or its interest in the Luna Substation and/or the SWNMT, shall automatically and without the consent or approval of Generator or any of the other Parties succeed to all of PNM’s rights, interests, duties and obligations under this Agreement.

27.4  TNMP.    Notwithstanding Article 27.1, any party with which TNMP may consolidate, or into which it may merge, or into which it may convey or transfer substantially all of its electric utility assets or part of the TNMP Transmission System that includes TNMP’s portion of the Luna Interconnection Facilities and Interconnection System Upgrades, or its interest in the Luna Substation and/or the SWNMT, shall automatically and without the consent or approval of Generator or any of the other Parties succeed to all of TNMP’s rights, interests, duties and obligations under this Agreement.

27.5  Generator.    Notwithstanding Article 27.1, any party with which Generator may consolidate, or into which it may merge, or into which it may convey or transfer substantially all of its electric utility assets, shall automatically and without the consent or approval of Operating Agent or any of the other Parties succeed to all of Generator’s rights, interests, duties and obligations under this Agreement.

27.6  No Relief in Event of Assignment.    No assignment shall relieve the assigning Party of its obligations under this Agreement in the event that the assignee fails to perform under the terms and conditions of this Agreement, unless and until the assignee agrees in writing to assume the obligations and duties of the assigning Party and the non-assigning Parties reasonably determine that the assignee is no less technically and financially capable of performing its obligations under the Agreement than the assigning Party.

ARTICLE XXVIII

CONFIDENTIALITY

28.1  General.    During the term of this Agreement and for a period of 12 months after the expiration or termination of this Agreement, except as otherwise provided in this Article XXVIII, each Party shall hold in confidence and shall not disclose any Confidential Information to any Person. A Party may disclose Confidential Information received from one of the other Parties to the receiving Party’s auditors and attorneys, Persons providing financing to the receiving Party, and to other third parties as may be necessary for the receiving Party to perform its obligations under this Agreement. To the extent that any disclosure of Confidential Information is necessary, the disclosing Party shall endeavor to preserve the confidentiality of the Confidential Information.

28.2  Scope.    Confidential Information shall not include any information that the receiving Party can demonstrate: (a) is generally available to the public other than as a result of a disclosure by the receiving Party; (b) was in the lawful possession of the receiving Party on a non-confidential basis prior to receiving it from any other Party; (c) was supplied to the receiving Party without any restrictions by a third party who, to the knowledge of the receiving Party, was under no obligation to any other Party to keep the information confidential; (d) was independently developed by the receiving Party; (e) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement; or (f) is required, in accordance with Article 28.5, to be disclosed to any Governmental Authority or is otherwise required to be disclosed by law or subpoena, or is necessary in any legal proceeding establishing rights or obligations under this Agreement. Confidential Information is not considered confidential if the Party that designated such information as confidential notifies the other Parties that such information is no longer confidential.

28.3  Rights in Confidential Information.    Each Party retains all rights, title, and interest in the Confidential Information that it discloses to the other Parties. The disclosure by a Party to the other Parties of Confidential Information shall not be deemed a waiver by any Party or any other Person or entity of the right to protect the Confidential Information from public disclosure.

28.4  Standard of Care.    Each Party shall use the same standard of care to protect Confidential Information that it receives as it uses to protect its own Confidential Information from disclosure, publication, or dissemination.

28.5  Required Disclosures.    If a Governmental Authority requests or requires a Party to disclose Confidential Information, such Party shall provide prompt notice to the Party that provided the Confidential Information of such request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. Notwithstanding the absence of a protective order or waiver, a Party may disclose such Confidential Information which it is legally required to disclose. Each Party shall use Commercially Reasonable Efforts to obtain reliable assurances that confidential treatment will be accorded to Confidential Information required to be disclosed.

28.6  Possession of Confidential Information at Termination of Agreement.    Upon the termination or expiration of this Agreement and within ten (10) days of receipt of a written request from one of the other Parties, a Party shall destroy, erase, delete, or return to such other Party any and all written or electronic Confidential Information received from such other Party and shall retain no written or electronic copies of any Confidential Information.

28.7  Remedies Regarding Confidentiality.    The Parties agree that monetary damages by themselves may be inadequate to compensate a Party for another Party’s breach of its obligations under Article XXVIII. Each Party accordingly agrees that the other Parties may seek equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under Article XXVIII.

ARTICLE XXIX

DISPUTE RESOLUTION

29.1  Dispute Resolution by Operating Committee.    To the extent that a dispute arises under this Agreement, the Party raising such dispute shall provide written notice of such dispute to the other Parties. Within ten (10) Business Days (or such other period as the Parties may agree upon) of the receipt of the notice by such Party, the Operating Committee shall convene in an attempt to resolve the dispute. If the Operating Committee is able to resolve the dispute, such resolution shall be reported in writing and shall be binding on the Parties.

29.2  Dispute Resolution by Senior Management.    If the Operating Committee is unable to resolve the dispute within thirty (30) Business Days of the receipt of such notice, then the Parties shall refer the dispute to their respective senior management for resolution. If the senior management is able to resolve the dispute, such resolution shall be reported in writing and shall be binding on the Parties. In the event the senior management is unable to resolve the dispute within thirty (30) Business Days (or such other period as the Parties may agree upon) of referral, the Parties may elect to proceed to arbitration pursuant to Article 29.3 or if the Parties do not agree to proceed to arbitration within thirty (30) Business Days of the referral of the dispute to senior management, then each Party shall have the right to pursue any other rights or remedies that may be available at law or equity, subject to Articles 20.3 and 22.7.

29.3  Arbitration.

29.3.1  Commencement of Arbitration Proceeding.    If the Operating Committee and the senior management are unable to resolve a dispute arising under this Agreement pursuant to Articles 29.1 and 29.2, the Parties, by mutual written agreement, may submit the dispute to arbitration. Each Party shall submit a written statement detailing the nature of the dispute, designating the issue(s) to be arbitrated, identifying the provisions of this Agreement under which the dispute arose, and setting forth such Party’s proposed resolution of such dispute. The arbitration shall be conducted in accordance with the provisions of this Article XXIX, unless otherwise agreed in writing by the Parties.

29.3.2  Appointment of Arbitrator.    Within ten (10) days of the date of the Parties’ written agreement to submit a dispute to arbitration, a representative of each Party shall meet for the purpose of selecting an arbitrator. If the Parties’ representatives are unable to agree on an arbitrator within twenty (20) days of the date of the Parties’ written agreement to submit the dispute to arbitration, then an arbitrator shall be selected in accordance with the procedures of the American Arbitration Association (“AAA”). Whether the arbitrator is selected by the Parties’ representatives or in accordance with the procedures of the AAA, the arbitrator shall, to the extent reasonably practicable or unless otherwise agreed by the Parties, have the qualifications and experience in the occupation, profession, or discipline relevant to the subject matter of the dispute.

29.3.3  Arbitration Proceedings.    Any arbitration proceeding shall be conducted in accordance with the commercial arbitration rules of the AAA in effect on the date of the notice, except as may be specifically modified in this Agreement.

29.3.4  Authority of Arbitrator.    The arbitrator shall be bound by the provisions of this Agreement where applicable, and shall have no authority to modify any terms and conditions of this Agreement in any manner. The arbitrator shall render a decision, and may determine that monetary damages are due to a Party or may issue a directive that a Party take certain actions or refrain from taking certain actions, but shall not be authorized to order any other form of relief; provided, however, that nothing in this Article 29.3 shall preclude the arbitrator from rendering a decision which adopts the resolution of the dispute proposed by a Party. Unless otherwise agreed to by the Parties, the arbitrator shall render a decision within forty-five (45) days of the conclusion of the arbitration hearing, and shall notify the Parties in writing of such decision and the reasons supporting such decision. The decision of the arbitrator shall be final and binding upon the Parties and may be enforced or challenged in any court of competent jurisdiction. The arbitrator shall have no authority to award any damages inconsistent with the terms of this Agreement. The decision must also be filed at FERC if it affects FERC-jurisdictional rates, terms, and conditions of service or facilities.

29.3.5  Expenses and Costs.    The fees and expenses of the arbitrator shall be shared equally by the Parties, unless the arbitrator specifies a different allocation. All other expenses and costs of the arbitration proceeding shall be the responsibility of the Party incurring such expenses and costs.

29.3.6  Location of Arbitration Proceedings.    Unless otherwise agreed by the Parties, any arbitration proceedings shall be conducted in El Paso, Texas.

29.3.7  Confidentiality.    The existence, contents, or results of any arbitration proceeding under this Article XXIX may not be disclosed without the prior written consent of all Parties; provided, however, that any Party may make disclosures as may be required to fulfill regulatory obligations to any agencies having jurisdiction, seek or obtain from a court of competent jurisdiction judgment on, confirmation, or vacation of an arbitration award, and may inform its lenders, Affiliates, auditors, attorneys, and insurers, and any Person providing it with financing, as necessary, under pledge of confidentiality and can consult with expert consultants as required in connection with an arbitration proceeding under pledge of confidentiality. If a Party seeks preliminary injunctive relief from any court to preserve the status quo or avoid irreparable harm pending arbitration, the Parties shall keep the court proceedings confidential to the maximum extent permitted by Applicable Laws and Regulations.

29.3.8  Preliminary Injunctive Relief.    Nothing in this Article XXIX shall be construed to preclude the ability of any Party to resort to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration. This Article 29.3.8 shall not be construed as a waiver of arbitration under Article 29.3.

29.4  FERC Jurisdiction Over Certain Disputes.    Nothing in this Agreement shall be construed to preclude any Party from filing an application, petition or complaint with FERC with respect to any claim over which FERC has jurisdiction. In such case, the other Parties may request that FERC decline to adjudicate such application, petition or complaint. If FERC declines to adjudicate such application, petition or complaint with respect to all or part of a claim, the portion of the claim not so accepted by FERC may be resolved through arbitration, as provided in this Article XXIX. To the extent that FERC asserts or accepts jurisdiction over all or part of a claim, the decisions, findings of fact, or orders of FERC shall be final and binding, subject to judicial review under the Federal Power Act, and any arbitration proceedings that may have commenced prior to the assertion or acceptance of jurisdiction by FERC shall be stayed, pending the outcome of the FERC proceedings. The arbitrator shall have no authority to modify, and shall be conclusively bound by, any decisions, findings of fact, or orders of FERC; provided, however, that to the extent that any decisions, findings of fact, or orders of FERC do not provide a final or complete remedy to the Party seeking relief, such Party may proceed to arbitration under this Article XXIX to secure such a remedy, subject to any FERC decisions, findings, or orders.

29.5  Continued Performance.    The Parties shall continue to perform their respective obligations under this Agreement during the pendency of any dispute including a dispute regarding the effectiveness of the purported termination of this Agreement.

ARTICLE XXX

MISCELLANEOUS

30.1  Partial Invalidity.    Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under Applicable Laws and Regulations, but if any provision contained herein shall be found to be invalid, illegal, or unenforceable in any respect and for any reason, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of the provision or any provision of this Agreement, unless such a construction would be unreasonable. If such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid portion and otherwise provide the benefit, unless prohibited by Applicable Laws and Regulations.

30.2  Successors Included.    Reference to any individual, corporation, or other entity shall be deemed a reference to such individual, corporation, or other entity together with its successors and permitted assigns from time to time.

30.3  Applicable Laws and Regulations.    This Agreement is made subject to all existing and future Applicable Laws and Regulations and to all existing and future duly promulgated orders or other duly authorized actions of Governmental Authorities having jurisdiction over the matters set forth in this Agreement.

30.4  Choice of Law and Jurisdiction.    The interpretation and performance of this Agreement shall be in accordance with the laws of the State of New Mexico, without regard to choice of law or conflict of laws principles that would require the application of the laws of a different jurisdiction.

30.5  Entire Agreement.    This Agreement supersedes all previous representations, understandings, negotiations, and agreements either written or oral between the Parties or their representatives with respect to the subject matter hereof, and constitutes the entire agreement of the Parties with respect to the subject matter hereof. In the event of any inconsistency between the main body of this Agreement and the Appendices attached hereto and made a part hereof, the main body of this Agreement shall control.

30.6  Counterparts to this Agreement.    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

30.7  Amendments.    No amendments or changes to this Agreement shall be binding unless made in writing and duly executed by each of the Parties and accepted or approved by the FERC. Notwithstanding any provisions in this Agreement to the contrary, Generator may exercise its rights under Sections 205 and 206 of the Federal Power Act and pursuant to FERC’s rules and regulations promulgated thereunder with respect to any rate, term, condition, charge, classification of service, rule or regulation for any services provided under this Agreement over which FERC has jurisdiction. Notwithstanding any provisions in this Agreement to the contrary, EPE, PNM or TNMP may unilaterally make application to the FERC under Section 205 of the Federal Power Act and pursuant to FERC’s rules and regulations promulgated thereunder for a change in any rate, term, condition, charge, classification of service, rule or regulation under or related to this Agreement.

30.8  Amendments Included.    Reference to, and the definition of, any document (including this Agreement) shall be deemed a reference to such document as it may be amended, amended and restated, supplemented, or modified from time to time.

30.9  Notices.    Unless otherwise provided in this Agreement, any notice, consent, or other communication required to be made under this Agreement shall be in writing and shall be delivered in person, by certified mail (postage prepaid, return receipt requested), or by nationally recognized overnight courier (charges prepaid), in each case properly addressed to such Party as shown below, or sent by facsimile transmission to the facsimile number indicated below. Any Party may from time to time change its address for the purposes of notices, consents, or other communications to that Party by a similar notice specifying a new address, but no such change shall become effective until it is actually received by the Party sought to be charged with its contents. All notices, consents, or other communications required or permitted under this Agreement that are addressed as provided in this Article 30.9 shall be deemed to have been given (a) upon delivery if delivered in person, by overnight courier or certified mail or (b) upon automatically generated confirmation if given by facsimile.

Generator:

Senior Vice President, Asset Management
Duke Energy Luna, LLC
c/o Duke Energy North America, LLC
5400 Westheimer Court
Houston, Texas 77056
Tel: 713-627-4633
Fax: 713-627-4655

El Paso Electric Company:

Assistant Vice President, System Operations
El Paso Electric Company
123 W. Mills
El Paso, Texas 79901
Tel: 915-543-5888
Fax: 915-521-4763

Public Service Company of New Mexico:

Public Service Company of New Mexico
414 Silver Avenue S.W.
Albuquerque, New Mexico 87102
Attention: Director, Transmission Development and Contracts
Tel: 505-241-4570
Transmission Services Trading: 505-241-2032
Fax: 505-241-4363

Texas-New Mexico Power Company:

Robert Castillo
Vice President, New Mexico Region
Texas-New Mexico Power Company
3815 N. Swan Street
Silver City, New Mexico 88061
Tel: 505-538-3768
Fax: 505-538-2267

Project Manager:

Director, Transmission, Substation & Special Projects
El Paso Electric Company
123 W. Mills
El Paso, Texas 79901
Tel: 915-543-5727
Fax: 915-521-4712

Operating Agent:

Assistant Vice President, System Operations
El Paso Electric Company
123 W. Mills
El Paso, Texas 79901
Tel: 915-543-5888
Fax: 915-521-4763

30.10  Waivers.    The failure of any Party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision. Nor shall such Party’s failure to enforce a provision affect in any way the validity of this Agreement or any portion thereof or the right of a Party thereafter to enforce each and every provision of this Agreement. To be effective, a waiver under this Agreement must be in writing and specifically state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

30.11  No Third Party Beneficiaries.    Except as provided in Article IX with respect to the WSCC for express purposes set forth in Article IX, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns.

30.12  Further Assurances.    If any Party determines in its reasonable discretion that any further instruments, assurances, or other things are necessary or desirable to carry out the terms of this Agreement, the other Parties shall execute and deliver all such instruments or assurances, and do all things reasonably necessary or desirable to carry out the terms of this Agreement.

Without limiting the generality of the foregoing, the Luna Substation Owners agree, at Generator’s expense and upon Generator’s request, to prepare and/or provide such information in connection with this Agreement and/or the services to be provided under this Agreement as may be reasonably required by any potential lender to Generator.

30.13  Headings.    The headings contained in this Agreement are solely for the convenience of the Parties and shall not be used or relied upon in any manner in the construction or interpretation of this Agreement.

30.14  Articles.    Unless otherwise specified, all references in this Agreement to numbered articles shall be to numbered articles in this Agreement.

30.15  Number, Gender, and Inclusion.    Defined terms in the singular shall include the plural and vice versa, and the masculine, feminine, or neuter gender shall include all genders. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are not limiting, and have the meaning as if followed by the words “without limitation.”

30.16  Good Utility Practice.    The Parties shall discharge any and all obligations under this Agreement in accordance with Good Utility Practice.

30.17  Succession Upon Membership in an RTO.    If the Operating Agent joins an RTO, the terms and conditions provided in this Agreement for interconnection with the SWNMT at the Luna Substation shall be superseded by any pertinent interconnection and operational provisions required by the RTO, and the Parties shall amend this Agreement as necessary to conform with RTO requirements. Additionally, if a change in the Operating Agent occurs under an RTO, the Parties shall amend this Agreement to reflect such change.

30.18  Notification of Change of Operating Agent.    The Operating Agent will provide the other Parties with advance written notice of a change in the identity of the Operating Agent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth at the beginning of this Agreement.

DUKE ENERGY LUNA, LLC

By:
Title

EL PASO ELECTRIC COMPANY (including in its capacity as project manager and operating agent)

By:
Title

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:
Title

TEXAS-NEW MEXICO POWER COMPANY

By:
Title

EXHIBIT A

APPENDIX A

EQUIPMENT TO BE INSTALLED BY THE GENERATOR

Generator’s Facility Switchyard

•	18kV isophase bus to generator step-up transformers

•	two, 18kV/4.16kV auxiliary transformers

•	three, 18kV/345kV generator step-up transformers (GSU’s)

•	nine, GSU lightning arresters

•	three, 345kV circuit breakers

•	three, 345kV disconnect switches

•	345kV rigid and flexible bus

•	bus and equipment support structures, hardware, and fittings

•	control house

•	interconnect bus line surge arresters

•	three CCVT’s

Interconnection Bus Line (approximate length 1700 feet)

•	conductor support structures, hardware, and fittings

•	conductor and communication cables

Protective Equipment in Generator’s Facility Switchyard

•	bus differential relaying

•	345kv circuit breakers

•	GSU and interconnection bus line surge arresters

•	GSU differential relaying

•	bus CCVT’s and breaker bushing CT’s for relaying information

Synchronization Equipment in Generator’s Facility Switchyard

•	two, 18kV gas turbine generator breakers

•	one, 345kV steam turbine high-side breaker

Communication Equipment in Generator’s Facility Switchyard

•	fiber link between plant control system and switchyard control house

•	two independent communication links between facility switchyard and Luna Substation control house

•	RTU in switchyard control house

Metering Equipment in Generator’s Facility Switchyard

There will be no metering equipment in the Generator Facility switchyard

APPENDIX B

EQUIPMENT AND COST OF EQUIPMENT TO BE INSTALLED BY THE
PROJECT MANAGER OR UTILITIES

Project Manager’s Equipment List—Phase I of Luna Substation Upgrades

Luna Substation Bus Extension

•	Four, 345kV disconnect switches

•	One, 345kV circuit breaker with pre-insertion resistors and separate CT’s

•	One, dead-end structure for termination of Interconnection Bus Line

•	Rigid and flexible bus

•	Bus and equipment support structures, hardware, and fittings

•	Ground Grid Extension

Protective Equipment in Luna Substation

•	Control House Extension

•	One, 345kV circuit breaker

•	Three surge arrestors at termination of Interconnection Bus Line

•	Relays, Racks and Control Cable

•	Communication Racks and equipment

Metering Equipment

•	Metering Class

Three, Current Transformers

Three, Capacitor Voltage Transformers

•	Revenue Meter

Project Manager’s Equipment List—Phase II of Luna Substation Upgrades

Luna Substation Bus Extension to Breaker-and-a-half Scheme

•	Site Work

•	Fence Addition

•	Ground Grid Extension

•	Two, 345kV circuit breakers

•	Four, 345kV disconnect switches

•	Rigid and flexible bus

•	Bus and equipment support structures, hardware, and fittings

•	Site Work

•	Fence Addition

•	Ground Grid Extension

•	Two, 345kV circuit breakers

•	Four, 345kV disconnect switches

•	Rigid and flexible bus

•	Bus and equipment support structures, hardware, and fittings

Utilities (PNM and TNMP) Equipment List—Interconnection System Upgrades

•	Luna-Mimbres 115kV Transmission Line and Mimbres Substation (PNM):

—    reconductor Luna-Mimbres Line with 954 MCM ACSR

—    replace switches in Mimbres Substation

•	Mimbres-Picacho 115kV Transmission Line (PNM and TNMP):

—    raise conductor via structure replacements and modifications

—    replace switches in Picacho Substation

APPENDIX B

EQUIPMENT AND COST OF EQUIPMENT TO BE INSTALLED BY THE
PROJECT MANAGER OR UTILITIES

Project Manager’s Cost Breakdown

Luna Substation Bus Extension—Phase I (EPEC)

•	Total Estimated Cost = $650,000

Luna Substation Expansion—Phase II (EPEC)

•	Total Estimated Cost = $850,000

Utilities Cost Breakdown and Estimated Cash Flow

Luna-Mimbres 115kV Transmission Line Upgrade (PNM) and Mimbres-Picacho 115kV
Transmission Line Upgrade (50% PNM and 50% TNMP Ownership)

•	Estimated Luna-Mimbres Line Upgrade Cost = $259,800
(this includes estimated upgrades at Mimbres Substation)

•	Estimated Mimbres-Picacho Line Upgrade Cost = $1,687,300

•	Total Estimated Cost, both line upgrades = $1,947,100

•	Estimated Combined Cash Flow

Month
January, 2002	$21,610
February, 2002	$21,610
March, 2002	$21,610
April, 2002	$21,610
May, 2002	$23,720
June, 2002	$65,580
July, 2002	$20,510
August, 2002	$71,150
September, 2002	$387,970
October, 2002	$548,540
November, 2002	$253,710
December, 2002	$221,000
January, 2003	$244,210
February, 2003	$24,270

Total	$1,947,100

APPENDIX C

PROJECT MANAGER’S AND GENERATOR’S CONSTRUCTION AND
TESTING SCHEDULES

Generator’s Schedule

Overall Schedule

Backfeed power via 345kV	11/15/02

Export Power Testing	2/1/03

Commercial Operation	6/1/03

Facility Switchyard Schedule

Underground Construction	6/02 through 8/02

Above ground Construction	8/02 through 10/02

Install Circuit Breakers	8/02 through 9/02

Install Relay and Protection Equip.	8/02 through 10/02

Testing and Checkout	10/1/02 through 10/14/02

Energize and Backfeed	10/14/02 through 10/15/02

Interconnection Bus Line Schedule—to Phase I Connection Point

Underground Construction	6/02 through 8/02

Above ground Construction	8/02 through 10/02

Energize and Backfeed	10/14/02 through 11/15/02

Interconnection Bus Line Schedule—to Phase II Connection Point

Completed on or before	3/1/04

Project Manager’s Schedule

Phase I Connection Schedule

Engineering	01/02 through 8/02

Construction	8/02 through 10/02

Install Circuit Breakers	8/02 through 10/02

Install Relay and Protection Equip.	8/02 through 10/02

Testing and Checkout	10/1/02 through 11/14/02

Phase II Connection Schedule

Completed on or before                                                                               3/1/04

Utilities’ Schedule

Re-Conductor Luna-Mimbres Line and Upgrade Mimbres Substation             9/02 through 10/02

Upgrade Mimbres-Picacho Line and Picacho Substation                                  9/02 through 2/03

APPENDIX D

INTERCONNECTION DRAWINGS, ONE-LINES, AND SCHEMATICS